Exhibit 10.1

EXECUTION VERSION

SUPERPRIORITY DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT

DATED AS OF

May 22, 2020

AMONG

HORNBECK OFFSHORE SERVICES, INC.,

AS PARENT BORROWER,

HORNBECK OFFSHORE SERVICES, LLC,

AS CO-BORROWER,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS ADMINISTRATIVE AGENT,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS COLLATERAL AGENT

AND

THE LENDERS PARTY HERETO

i

EXHIBITS AND SCHEDULES

Exhibit A	Form of Note
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Notice of Prepayment
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Superpriority Guaranty and Collateral Agreement
Exhibit F-1	Form of U.S. Maritime Mortgage
Exhibit F-2	Form of Mexican Maritime Mortgage
Exhibit F-3	[Reserved]
Exhibit F-4	Form of Vanuatu Maritime Mortgage
Exhibit F-5	Form of Real Property Interests Mortgage
Exhibit F-6	Form of Real Property Interests SNDA
Exhibit F-7	Form of Assignment of Insurances
Exhibit G	Form of Assignment and Assumption Agreement
Exhibits H-1 – H-4	Forms of Tax Certificates
Exhibit I	Form of Interim Order
Exhibit J	Form of Initial Budget
Exhibit K	Form of Acceptable Plan

Schedule 2.01	Commitments
Schedule 7.05	Litigation
Schedule 7.06(f)	Property not in Compliance with OPA
Schedule 7.14	Subsidiaries
Schedule 7.15	Location of Business and Offices
Schedule 7.16	Properties; Titles, Etc.
Schedule 7.17	Hedging Obligations
Schedule 8.11(b)	Foreign Vessel Reflagging Transactions
Schedule 8.14	Vessel Collateral
Schedule 8.14(a)(i)(x)	Real Property Interests
Schedule 8.17	Post-Closing Undertakings
Schedule 9.01	Existing Investments
Schedule 9.03	Existing Liens
Schedule 9.06(L)	Affiliate Transactions

v

THIS SUPERPRIORITY DEBTOR-IN-POSSESSION TERM LOAN AGREEMENT dated as of May 22, 2020 (the “Effective Date”), is entered into by and among: Hornbeck Offshore Services, Inc., a Delaware corporation (“HOSI” or the “Parent Borrower”); Hornbeck Offshore Services, LLC, a Delaware limited liability company (“HOS” or the “Co-Borrower”); and the Parent Borrower together with the Co-Borrower, collectively, the “Borrowers” and each, a “Borrower”; each of the Lenders from time to time party hereto; Wilmington Trust, National Association as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); and Wilmington Trust, National Association, as collateral agent for the Lenders (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

R E C I T A L S

WHEREAS, the capitalized terms used in these preliminary statements shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, on May 19, 2020, (the “Petition Date”), the Borrowers, and certain Subsidiaries of the Borrowers (collectively, and together with any other Affiliates that become debtors-in-possession in the Cases, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each case of the Borrowers and such Subsidiaries, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their businesses pursuant to Section 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrowers have requested the Lenders to extend credit in the form of term loans in an aggregate principal amount of $75,000,000;

WHEREAS, the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein;

WHEREAS, priority of the Indebtedness with respect to the Collateral granted to secure the Indebtedness shall be as set forth in the Interim Order and the Final Order, in each case upon entry thereof by the Bankruptcy Court, and in the Security Instruments;

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Collateral Agent and the Lenders in respect of the Indebtedness shall be subject to the Carve Out; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Confirmation Order” means an order of the Bankruptcy Court confirming an Acceptable Plan, in form and substance satisfactory to the Required Lenders (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders).

“Acceptable Disclosure Statement” means the disclosure statement relating to the Acceptable Plan, which disclosure statement is in all material respects consistent with the Restructuring Support Agreement as in effect as of the Effective Date and otherwise satisfactory to the Required Lenders (as the same may be amended, supplemented or modified from time to time after the initial filing thereof with the consent of the Required Lenders).

“Acceptable Plan” means a Chapter 11 Plan for each of the Cases, which Chapter 11 Plan is in all material respects consistent with the Restructuring Support Agreement and otherwise in a form and substance satisfactory to the Required Lenders (as the same may be amended, supplemented, or modified from time to time after filing thereof with the consent of the Required Lenders). The Chapter 11 Plan attached hereto as Exhibit K shall be deemed an Acceptable Plan (as the same may be amended, supplemented, or modified from time to time after filing thereof with the consent of the Required Lenders).

“Account Control Agreement” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent Parties” has the meaning assigned to such term in Section 12.14(f).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, an employee stock ownership plan sponsored by any Borrower shall not be an “Affiliate”.

“Affiliate Transaction” has the meaning assigned to such term in Section 9.06.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” means this Superpriority Debtor-In-Possession Term Loan Agreement, together with any and all supplements, restatements, renewals, refinances, modifications, amendments, extensions for any period, increases or rearrangements thereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively. Notwithstanding the foregoing, the Alternate Base Rate shall never be less than 2.00%.

“Anti-Terrorism Laws” means any laws relating to sanctions, terrorism or money laundering, including the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margin” means, for any day, with respect to any ABR Loan, 11.50% per annum, and with respect to any Eurodollar Loan, 12.50% per annum.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total unused Commitments and Loans represented by such Lender’s Commitment and outstanding Loans from time to time in effect.

“Approved Bankruptcy Court Order” means (a) each of the Orders, as such order is amended and in effect from time to time in accordance with this Agreement, (b) any other order entered by the Bankruptcy Court regarding, relating to or impacting (i) any rights or remedies of any Secured Party, (ii) the Loan Documents (including the Loan Parties’ obligations thereunder), (iii) the Collateral, any Liens thereon or any Superpriority Claims (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims), (iv) use of cash collateral, (v) debtor-in-possession financing, (vi) adequate protection or otherwise relating to any Prepetition Secured Indebtedness or (vii) any Chapter 11 Plan, in any such case, that (x) is in form and substance satisfactory to the Required Lenders, (y) has not been vacated, reversed or stayed and (z) has not been amended or modified except as agreed in writing by the Required Lenders, and (c) any other order entered by the Bankruptcy Court that (i) is in form and substance reasonably satisfactory to the Required Lenders, (ii) has not been vacated, reversed or stayed and (iii) has not been amended or modified except in a manner reasonably satisfactory to the Required Lenders.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lender” means, with respect to any Lender, (i) any fund or similar investment vehicle the investment decisions with respect to which are made by (x) such Lender or (y) an investment manager or other Person that manages such Lender or (ii) the Affiliates of each of the foregoing to the extent that the investment decisions with respect to which are made as specified in (x) and (y) above.

“Asset Sale” means the sale, lease, conveyance or other disposition (including, without limitation, as the result of an Event of Loss, by way of a sale and leaseback or by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”) (a “disposition”) of any Property of any Borrower or any Restricted Subsidiary thereof (including any Equity Interests held by any such Person), whether in a single transaction or a series of related transactions. Notwithstanding the foregoing provisions of this definition, the following transactions will be deemed not to be Asset Sales: (A) [reserved]; (B) a disposition of any Property by any Borrower to another Loan Party or by a Guarantor to any Borrower or another Guarantor; (C) a disposition of Collateral that constitutes a Permitted Investment or a Restricted Payment that is permitted by Section 9.01; (D) any charter or lease of any Vessel Collateral or other Property entered into in the ordinary course of business and with respect to which the Parent Borrower or any Restricted Subsidiary thereof is the lessor or Person granting the charter, unless such charter or lease provides for the acquisition of such Vessel Collateral or other Property by the lessee during or at the end of the term thereof for an amount that is less than the fair market value thereof at the time the right to acquire such Property occurs; (E) a disposition of inventory in the ordinary course of business; (F) a disposition of cash, Cash Equivalents or similar investments in the ordinary course of business; (G) [reserved]; (H) any disposition of obsolete or excess equipment or other Property (other than Vessels); (I) a disposition of Property by a Restricted Subsidiary of the Parent Borrower to a Loan Party or by a Restricted Subsidiary of the Parent Borrower that is not a Loan Party to another Restricted Subsidiary of the Parent Borrower that is not a Loan Party; (J) dispositions of Property (other than Vessel Collateral and Material Real Property Interests) to the extent that (1) such Property is exchanged for credit against the purchase price of similar replacement Property that is promptly purchased or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement Property (which replacement Property is actually promptly purchased) (provided that, in the case of sub-clauses (1) and (2), if the Property so disposed is Collateral, the replacement Property shall be Collateral) and (K) leases, subleases, rights of use, passage or access in respect of Real Property Interests.

“Asset Sale Proceeds Offer” has the meaning assigned to such term in Section 3.04(c)(i).

“Assignment” has the meaning assigned to such term in Section 12.04(b)(i).

“Assignment of Insurances” means each, and “Assignments of Insurances” means every, first priority assignment of the insurances with respect to the Vessel Collateral, in substantially the form of Exhibit F-7 or such other form reasonably determined by the Administrative Agent and the Collateral Agent to be necessary.

“Avoidance Action” means any and all claims and causes of action of the Borrower’s estate arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) in relation to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country as described in the EU Bail-In Legislation Schedule from time to time and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Secrecy Act” means the Bank Secrecy Act of 1970 (Titles I and II of Pub. L. No. 91-508 (signed into law October 26, 1970 and as modified, amended, supplemented or restated from time to time)).

“Bankruptcy Code” means Title 11, U.S.C., as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or any other court having jurisdiction over the Cases from time to time.

“Bankruptcy Law” means each of (i) the Bankruptcy Code, (ii) any domestic or foreign law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, administration, insolvency, reorganization, debt adjustment, receivership or similar debtor relief from time to time in effect and affecting the rights of creditors generally (including without limitation any plan of arrangement provisions of applicable corporation statutes), and (iii) any order made by a court of competent jurisdiction in respect of any of the foregoing.

“Benefit Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which (a) is currently or hereafter sponsored, maintained or contributed to by the Parent Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six (6) calendar years preceding the date hereof, sponsored, maintained or contributed to by the Parent Borrower or a Subsidiary or an ERISA Affiliate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means the Board of Directors of the Parent Borrower or any other Person, as applicable, or any authorized committee of the Board of Directors.

“Borrower” and “Borrowers” have the meanings specified in the recital of parties to this Agreement.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.02.

“Budget” means the Initial Budget, as amended, modified, supplemented or replaced from time to time in accordance with Section 8.21.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by any Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after the Effective Date) that would have been classified as an operating lease pursuant to GAAP as in effect on December 31, 2018 will be deemed not to represent a Capital Lease Obligation.

“Carve Out” has the meaning set forth in the Interim Order or the Final Order, as applicable.

“Case” has the meaning specified in the Recitals herein.

“Cash Equivalents” means:

(a) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality of any such government having maturities of not more than six (6) months from the date of acquisition,

(b) certificates of deposit and Eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case with or issued by any commercial bank organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus in excess of $300,000,000 and whose long-term debt securities are rated at least A3 by Moody’s and at least A by S&P,

(c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above,

(d) commercial paper having a rating of at least P-1 from Moody’s or at least A-1 from S&P and in each case maturing within two-hundred seventy (270) days after the date of acquisition,

(e) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (b) above, provided that all deposits referred to in this clause (e) are made in the ordinary course of business and do not exceed $5,000,000 in the aggregate at any one time, and

(f) money market mutual funds substantially all of the assets of which are of the type described in any of the foregoing clauses (a) through (d).

“Certificate of Incorporation” means HOSI’s Second Restated Certificate of Incorporation.

“Change in Control” means the occurrence of any of the following: (a) the sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of (x) the Property of the Parent Borrower and its Subsidiaries, taken as a whole or (y) the Vessel Collateral (including pursuant to a sale, assignment, transfer, lease or other disposition of Specified Equity Interests), (b) the adoption of a voluntary plan relating to the liquidation or dissolution of any Borrower, (c) the consummation of any transaction (including, without limitation, any merger or consolidation, but excluding the effect of any voting arrangement pursuant to any agreement among the Parent Borrower and any stockholders of the Parent Borrower as in effect on the Effective Date) the result of which is that any “person,” “persons” or “group” (as such terms are used in Section 13(d) (3) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of the Parent Borrower; provided, however, that a transaction in which the Parent Borrower becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change in Control if (i) the shareholders of the Parent Borrower immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, a majority of the voting power of the outstanding Voting Stock of such other Person immediately following the consummation of such transaction and (ii) immediately following the consummation of such transaction, no “person,” “persons” or “group” (as such terms are defined above), other than such other Person (but including the holders of the Equity Interests of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Parent Borrower, or (d) the Parent Borrower shall fail to own and control 100% of the Equity Interests of the Co-Borrower. For purposes of this definition, a time charter of, bareboat charter or other contract for, Vessels to customers in the ordinary course of business shall not be deemed a lease under clause (a) above.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority;

provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Plan” means a plan of reorganization filed in any or all of the Cases.

“Co-Borrower” has the meaning specified in the recital of parties to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless otherwise provided herein), and any successor statute.

“Collateral” means any and all Property of any Borrower or any Guarantor, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Instruments (including the Orders) as security for the payment or performance of the Indebtedness (including, for the avoidance of doubt, the Vessel Collateral and any Real Property Interests). Without limitation of the foregoing, subject to the terms of the Orders, the Collateral shall not include any Avoidance Actions but shall include all proceeds of any and all Avoidance Actions (including, without limitation, assets to which Liens are avoided).

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement and shall include the institution named as Collateral Agent acting as trustee/mortgagee under each Maritime Mortgage and each Real Property Interests Mortgage.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.01 as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.05, (b) terminated pursuant to ARTICLE X, or (c) modified from time to time to reflect any assignments permitted by Section 12.04. The amount of each Lender’s Commitment on the Effective Date shall be the amount set forth on Schedule 2.01, which schedule includes both the Initial Draw Commitments and the Delayed Draw Commitments. The aggregate amount of the Commitments on the Effective Date is $75,000,000, which is inclusive of both the Initial Draw Commitments and the Delayed Draw Commitments.

“Communications” has the meaning assigned to such term in Section 12.14(a).

“Company Competitors” means competitors operating in the same jurisdiction of either Borrower or a Subsidiary and that are in the business of providing the services of offshore supply vessels, or offshore service vessels (including, without limitation, crew boats, fast supply vessels, multi-purpose support vessels, flotels, services to Military Sealift Command and other governmental agencies of the United States, construction vessels, anchor handling towing supply vessels, tugs, double hulled tank barges and double hulled tankers or other complementary offshore marine vessels).

“Company Parties” has the meaning assigned to such term in the Restructuring Support Agreement.

“Confirmation Date” has the meaning assigned to such term in Section 8.19(g).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Subsidiaries” means each Subsidiary of the Parent Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Parent Borrower in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, with respect to any Person, any indebtedness of such Person, whether or not contingent or secured, in respect of (i) borrowed money including, without limitation, any guarantee thereof, or (ii) evidenced by bonds, debentures, notes, term loans or similar instruments or letters of credit (or reimbursement agreements in respect thereof), bank guarantees or bankers’ acceptances or representing Capital Lease Obligations or the deferred and unpaid purchase price of any Property, or representing any Hedging Obligations, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; provided, however, that any accrued expense or trade payable of such Person shall not constitute Debt. The amount of any Debt outstanding as of any date shall be (a) the accreted value thereof, in the case of any Debt that does not require current payments of interest, and (b) the principal amount thereof, in the case of any other Debt (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of such Person and its Restricted Subsidiaries thereunder). Furthermore, notwithstanding the foregoing, the following shall not constitute or be deemed “Debt”: (i) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or Redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness; (ii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Debt), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise); and (iii) obligations with respect to letters of credit in support of trade obligations incurred in the ordinary course or incurred in connection with public liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtors” has the meaning specified in the Recitals herein.

“Declined Amount” has the meaning assigned to such term in Section 3.04(c)(i).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iv) become the subject of a Bail-in Action. If a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers and each Lender.

“Delayed Draw Availability Date” means the date on which the conditions set forth in Sections 6.02 and 6.03 are satisfied (or waived in accordance with Section 12.02).

“Delayed Draw Commitments” means $25,000,000. The amount of each Lender’s Delayed Draw Commitment on the Effective Date shall be the amount set forth on Schedule 2.01, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.05, (b) terminated pursuant to ARTICLE X, or (c) modified from time to time to reflect any assignments permitted by Section 12.04.

“Delayed Draw Loans” means any Loan made pursuant to Section 2.01(b).

“Disqualified Lender” means (a) those Persons identified by the Borrowers on a written list delivered to the Administrative Agent and the Lenders on May 18, 2020, (b) Company Competitors identified by the Borrowers on a written list delivered to the Administrative Agent and the Lenders on May 18, 2020, which list of Company Competitors may be supplemented from time to time after the Effective Date by the Borrowers delivering a written supplement thereto to the Administrative Agent (subject to the consent right of the Required Lenders as set forth below) and (c) any Person that is (or becomes) an Affiliate of the entities described in the preceding clauses (a) and (b) (other than any bona fide debt fund affiliates thereof); provided, that such Person is either clearly identifiable as an Affiliate solely on the basis of the similarity of its name, is identified in writing to the Administrative Agent by the Borrowers or reveals that it is such an Affiliate in a required certification by such Person prior to any assignment to such Person. Any supplement to the list of Disqualified Lenders shall be made by the Borrowers to the Administrative Agent in writing (including by email) and such supplement shall take effect one Business Day after (i) such notice has been received by the Administrative Agent and (ii) the Administrative Agent has received a written consent to such supplement by the Required Lenders; provided, that such supplement shall not apply retroactively to disqualify any Person with respect to any Loans held by it immediately prior to the delivery of such supplement. The list of Disqualified Lenders shall be made available to any Lender upon request to the Administrative Agent.

“Disqualified Stock” means any Equity Interests that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional Redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that any Equity Interests that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Equity Interests (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting an Asset Sale or a Change in Control shall not constitute Disqualified Stock if such Equity Interests (and all such securities into which it is convertible or for which it is exchangeable) provide that the issuer thereof will not repurchase or redeem any such Equity Interests (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Parent Borrower with Section 3.04(c).

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in the recital of parties to this Agreement.

“Environmental Laws” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, pertaining to health or safety (solely to the extent relating to exposure to Hazardous Materials), pollution or protection of the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Parent Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Parent Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act (“TSCA”), as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act (“HMTA”), as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the term “release” (or “threatened release”) has the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (a) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Parent Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply for such purpose.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest (but excluding any debt security that is convertible into or exchangeable for Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Parent Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means:

(a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan;

(b) the failure of a Benefit Plan to meet the minimum funding standards under Section 412 of the Code or Section 302 of ERISA (determined without regard to any waiver of the funding provisions therein or in Section 430 of the Code or Section 303 of ERISA);

(c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan;

(d) the incurrence by the Parent Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan;

(e) the receipt by the Parent Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Benefit Plan or Benefit Plans or to appoint a trustee to administer any Benefit Plan, but only to the extent such Benefit Plan is subject to Section 412 of the Code or Section 302 of ERISA;

(f) the incurrence by the Parent Borrower, a Subsidiary or any ERISA Affiliate of any liability under Section 4062(e) of ERISA or with respect to the withdrawal or partial withdrawal from any Benefit Plan (including as a “substantial employer,” as defined in Section 4001(a)(2) of ERISA) or Multiemployer Plan (including the incurrence by the Parent Borrower, a Subsidiary or any ERISA Affiliate of any Withdrawal Liability); or

(g) the receipt by the Parent Borrower, a Subsidiary or any ERISA Affiliate of any notice concerning the imposition of a Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, within the meaning of Section 305 of ERISA, or insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Event of Loss” means (i) with respect to any Real Property Interests, any of the following events: (a) any fire or other casualty to all or any portion of the Property with a cost to restore (as reasonably estimated by the Parent Borrower) of $500,000 or more; and (b) the condemnation of, or termination without cause, nationalization, requisition, seizure or other taking by any Governmental Authority of all or substantially all of such Real Property Interests; and (ii) with respect to any Vessel Collateral, any of the following events: (a) the actual or constructive total loss of any Vessel Collateral or the agreed, arranged or compromised total loss of any Vessel Collateral; or (b) the capture, condemnation, confiscation, nationalization, requisition, purchase, seizure or forfeiture of, or any taking of title to, or any other actual or constructive taking of, any Vessel Collateral. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of any Vessel Collateral, at noon Greenwich Mean Time on the date of such loss or if that is not known on the date which such Vessel Collateral was last heard from; (ii) in the event of damage which results in a constructive or an agreed, arranged or compromised total loss of a Vessel, at noon Greenwich Mean Time on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (b) above, at noon Greenwich Mean Time on the date on which such event is expressed to take effect by the Person making the same.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchanged Loans” has the meaning assigned to such term in Section 2.01(a).

“Excluded Assets” has the meaning set forth in the Guaranty and Collateral Agreement.

“Excluded Subsidiary” means any Foreign Subsidiary with respect to which the guarantee by such Foreign Subsidiary of the Loans would result in material adverse tax consequences to the Parent Borrower as reasonably determined by the Parent Borrower and consented to by the Required Lenders.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.06) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(g), and (d) any withholding Taxes imposed under FATCA.

“Fair Market Value” means, with respect to any Property or Investment, the fair market value of such Property or Investment at the time of the event requiring such determination, as determined in good faith by management or the Board of Directors of the Parent Borrower, or, with respect to any Property or Investment in excess of $35,000,000 (other than cash or Cash Equivalents), as determined by a reputable investment bank, accounting firm or appraisal firm that is, in the judgment of the disinterested members of such Board of Directors, qualified to perform the task for which such firm has been engaged and independent with respect to the Borrowers.

“FATCA” means the Foreign Account Tax Compliance Act as set forth in sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Federally Regulated Lender” means any bank, savings and loan association, credit union, farm credit bank, federal land bank association, production credit association, or similar institution subject to the supervision of a federal entity or lending regulation.

“Federally Regulated Lender Excluded Property” means, solely with respect to any Federally Regulated Lender, any right, title and interest of any Loan Party in and to any real property improved by a Building (as defined in the Flood Insurance Laws) or Manufactured (Mobile) Home (as defined in the Flood Insurance Laws).

“Fee Letters” means, collectively, (a) the letter agreement, dated as of May 22, 2020 between the Parent Borrower and the Administrative Agent and (b) the letter agreement dated as of May 22, 2020 between the Borrowers and the Lenders party thereto.

“Final Order” means an order of the Bankruptcy Court (as such order may be amended, supplemented or modified from time to time after entry thereof in accordance with the terms hereof but only with the written consent of the Administrative Agent and the Required Lenders) in substantially the form of the Interim Order and in the form and substance acceptable to the Required Lenders, which order shall authorize and approve, among other things on a final basis, (a) the Indebtedness and extensions of credit hereunder including the incurrence by the Loan

Parties of secured indebtedness in accordance with this Agreement, (b) the form of this Agreement and the other Loan Documents, (c) the granting of Liens and Superpriority Claims in favor of the Agents and Lenders and (d) the other obligations of the Loan Parties under this Agreement and the other Loan Documents, and which order shall not have been vacated or reversed, shall not be subject to any stay or appeal (and for which the time to appeal, petition for certiorari, or seek re-argument or rehearing has expired, or as to which any right to appeal, petition for certiorari or seek re-argument or rehearing has been waived in writing in a manner satisfactory to the parties in interest, or if a notice of appeal, petition for certiorari, or motion for re-argument or rehearing was timely filed, the order or judgment has been affirmed by the highest court to which the order or judgment was appealed or from which the re-argument or rehearing was sought, or a certiorari has been denied, and the time to file any further appeal or to petition for certiorari or to seek further re-argument has expired) and shall not have been modified or amended without the prior written consent of the Administrative Agent and the Required Lenders.

“Financial Advisor” means Ducera Partners LLC.

“First Day Orders” means the orders entered by the Bankruptcy Court in respect of first day motions and applications in respect of the Cases.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Law Guaranty Agreements” means any agreement executed by a Foreign Subsidiary guarantying the payment of Indebtedness and governed by the laws of a jurisdiction other than the laws of the United States of America or any state thereof or the District of Columbia.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means (a) any Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt) of a Foreign Subsidiary and (b) any Subsidiary of a Foreign Subsidiary Holding Company.

“Foreign Vessel Reflagging Transaction” has the meaning assigned to such term in Section 8.11(b).

“Funded Debt” means all Debt of the Parent Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Parent Borrower or any such Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Loan Parties, Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign or domestic, federal, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, department, commissions, boards, officials and officers or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any international organizations such as the United Nations, or supra-national bodies such as the European Union or the European Central Bank) over the Parent Borrower, any Subsidiary, any of their Properties, the Administrative Agent or any Lender.

“Governmental Requirement” means any international convention, treaty, law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereafter in effect, including, without limitation, Environmental Laws, and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means (i) each Restricted Subsidiary of the Parent Borrower (other than the Co-Borrower) that is party to the Guaranty and Collateral Agreement on the Effective Date, (ii) each Restricted Subsidiary of the Parent Borrower that becomes a party to the Guaranty and Collateral Agreement as a guarantor and lien grantor pursuant to Section 8.14, and (iii) each Foreign Subsidiary of the Parent Borrower that enters into a Foreign Law Guaranty Agreement on the Effective Date or thereafter, in each case until such time as any such Restricted Subsidiary of the Parent Borrower shall be released and relieved of its obligations pursuant to the provisions of this Agreement.

“Guaranty Agreements” means, collectively, the Guaranty and Collateral Agreement and each Foreign Law Guaranty Agreement.

“Guaranty and Collateral Agreement” means an agreement executed by each Borrower, the Guarantors party thereto (including each Guarantor that is a Domestic Subsidiary of the Parent Borrower) and the Collateral Agent in substantially the form of Exhibit E unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Materials” means:

(i) any “hazardous waste” as defined by RCRA;

(ii) any “hazardous substance” as defined by CERCLA;

(iii) any “toxic substance” as defined by TSCA;

(iv) any “hazardous material” as defined by HMTA;

(v) asbestos;

(vi) polychlorinated biphenyls;

(vii) any substance the presence of which is prohibited by any lawful Governmental Requirement from time to time in force and effect; and

(viii) any other substance which by any Governmental Requirement requires special handling in its collection, storage, treatment or disposal or defines or regulates as “hazardous,” “toxic” or words of similar import or effect.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (c) any foreign currency futures contract, option or similar agreement or arrangement designed to protect such Person against fluctuations in foreign currency rates, in each case to the extent such obligations are incurred in the ordinary course of business of such Person.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“HOS” has the meaning specified in the recital of parties to this Agreement.

“HOS Warhorse” means that certain newbuild hull, Official Number 1258860, under construction by HOS.

“HOS Wild Horse” means that certain newbuild hull, Official Number 1258861, under construction by HOS.

“HOSI” has the meaning specified in the recital of parties to this Agreement.

“Indebtedness” means any and all amounts owing or to be owing by the Borrowers or any of the Guarantors, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, in each case to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in subsection (a) above, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Information” has the meaning assigned to such term in Section 12.11.

“Initial Budget” means the initial 13-week consolidated weekly operating budget of Parent Borrower and its consolidated Restricted Subsidiaries setting forth sources and uses of cash for the periods described therein prepared by the Borrowers’ management, in consultation with the Loan Party Financial Advisor, a copy of which is attached as Exhibit J, such budget in form and substance satisfactory to the Required Lenders.

“Initial Draw Availability Date” means the first date on which the conditions set forth in Sections 6.01 and 6.03 are satisfied (or waived in accordance with Section 12.02).

“Initial Draw Commitments” means $50,000,000. The amount of each Lender’s Initial Draw Commitment on the Effective Date shall be the amount set forth on Schedule 2.01.

“Initial Draw Loans” means any Loan made pursuant to Section 2.01(a).

“Intellectual Property” means all U.S. and non-U.S. (a) patents, (b) copyrights, (c) design rights, inventions, original works of authorship, trade secrets, confidential information, know-how, software and all other intellectual property or proprietary rights and interests, whether registered or unregistered, (d) all registrations and applications for registration related to the foregoing, and (e) all rights to sue for any infringement, misappropriation or other violation related to the foregoing, and all income, royalties, damages and payments due or payable therefor.

“Interest Election Request” means a request by the Borrowers to convert or continue a Borrowing in accordance with Section 2.03.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than one month’s duration, each day prior to the last day of such Interest Period that occurs at intervals of one month’s duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; (c) no Interest Period for a Borrowing may end after the Maturity Date; and (d) the last Interest Period may be such shorter period as to end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Order” means an interim order of the Bankruptcy Court (as such order may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms hereof but only with the written consent of the Administrative Agent and the Required Lenders) in the form set forth as Exhibit I (with changes to such form only as are satisfactory to the Required Lenders, and with respect to any provision that affects the rights or duties of the Agents, such Agents), which order shall authorize and approve, on an interim basis, among other things, (a) the Indebtedness and extensions of credit hereunder including the incurrence by the Loan Parties of secured indebtedness in accordance with this Agreement, (b) the form of this Agreement and the other Loan Documents, (c) the granting of Liens and Superpriority Claims in favor of the Agents and Lenders, (d) the payment by the Loan Parties of the reasonable and documented fees contemplated by this Agreement, (e) the provision of adequate protection to the Secured Parties under and as defined in each of the Prepetition First Lien Term Loan Agreement and the Prepetition Second Lien Term Loan Agreement (and, until the Prepetition ABL Credit Agreement Refinancing, the Secured Parties under and as defined in the Prepetition ABL Credit Agreement) in a manner satisfactory to the Required Lenders, and (f) such other matters as are usual and customary for orders of this kind, and which order shall not have been vacated or reversed, shall not be subject to any stay or appeal and shall not have been modified or amended without the prior written consent of the Administrative Agent and the Required Lenders.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any Properties of the referent Person securing, Debt or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, Equity Interests or all or substantially all of the assets of a Person, or other securities, and regardless of the form of consideration used to make any of the foregoing (whether cash, Vessels, Equity Interests or otherwise, or any combination thereof), together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and “Investment” means any of such Investments; provided, however, that the following shall not constitute Investments: (i) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (ii) Hedging Obligations and (iii) endorsements of negotiable instruments and documents in the ordinary course of business. If the Parent Borrower or any Restricted Subsidiary of the Parent Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Parent Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Parent Borrower, the Parent Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Parent Borrower in which the Parent Borrower or any of its Restricted Subsidiaries owns an Equity Interest that constitutes a significant portion of the Equity Interests of such Person.

“Lenders” means the lenders signatory hereto and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment.

“LIBO Rate” means,

(a)    for any interest rate calculation with respect to a Eurodollar Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the “LIBO Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.

(b)    for any interest rate calculation with respect to an ABR Loan, the rate of interest per annum determined on the basis of the rate a for deposits in dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then the “LIBO Rate” for such ABR Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of the LIBO Rate shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, the LIBO Rate shall never be less than 1.00%.

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (“UCC”) (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement) or any assignment (or agreement to assign) any right to income or profits from any Property by way of security.

“Loan Documents” means this Agreement, the Notes, Fee Letters and the Security Instruments.

“Loan Guarantees” means, collectively, the guarantees of the Indebtedness made by the Guarantors pursuant to the Guaranty Agreements.

“Loan Parties” means the Borrowers and the Guarantors, and “Loan Party” means any one of them.

“Loan Party Financial Advisor” means Portage Point Partners.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including for the avoidance of doubt, Loans made pursuant to Section 2.01 (including both Initial Draw Loans and Delayed Draw Loans).

“Maritime Mortgage” means each, and “Maritime Mortgages” means every, mortgage over all or a portion of the Vessel Collateral, in substantially the forms of Exhibits F-1, F-2, F-3 or F-4, as applicable, or such other form reasonably determined by the Administrative Agent and the Collateral Agent to be appropriate in order to create a valid, enforceable and, when duly filed and recorded or registered, perfected first preferred mortgage or first priority mortgage under the laws of the applicable flag jurisdiction on the relevant Vessel Collateral, including for the applicable flag jurisdiction a statutory mortgage and the related separate deed of covenants, as applicable, with such preference or priority subject in each instance only to Permitted Maritime Liens.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, Properties, condition (financial or otherwise) or results of operations of the Parent Borrower and its Subsidiaries taken as a whole (other than by virtue of the commencement of the Cases and the events and circumstances giving rise thereto), (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform any of their payment or other material obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the ability of the Administrative Agent or any Lender to enforce any of their respective material rights under the Loan Documents.

“Material Debt” means Funded Debt (other than the Loans) or Hedging Obligations, of any one or more of the Borrowers and the Guarantors in an aggregate principal amount exceeding $5,000,000.

“Material Real Property Interests” means (i) any fee-owned Real Property Interests owned by the Borrower or a Restricted Subsidiary as of the date hereof or acquired after the date hereof by a Loan Party, in either case, having a fair market value exceeding $1,000,000 on an individual basis as of the date hereof or at the time acquisition, as applicable, and (ii) interests in (A) that certain tract of land pursuant to a contract of lease dated December 12, 2002, originally by and between Greater Lafourche Port Commission, as lessor, and Rowan Marine Services, Inc., as lessee, registered in COB 1519, page 155, under Entry No. 928941, of the Conveyance Records of Lafourche Parish, Louisiana (as amended or otherwise modified from time to time) and (B) that certain tract of land pursuant to a contract of lease dated January 1, 2003, originally by and between Greater Lafourche Port Commission, as lessor, and ASCO USA, L.L.C., as lessee, registered in COB 1524, page 691, under Entry No. 932370, of the Conveyance Records of Lafourche Parish,

Louisiana (as amended or otherwise modified from time to time), which, in each case, is subject to (among other things) the receipt of the prior written consent of the Greater Lafourche Port Commission (provided, with respect to real property interests owned as of the date hereof, that the Property described on Schedule 8.14(a)(i)(x) are Material Real Property Interests).

“Maturity Date” means November 22, 2020.

“Mortgage” means any mortgage, deed of trust, deed to secure debt, or similar document creating a Lien on and security interest in real property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Proceeds” means the aggregate cash proceeds received by the Parent Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale) (including, for the avoidance of doubt, any insurance proceeds received in the event of an Event of Loss), net of (without duplication) the following: (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Debt (other than under this Agreement or under any Prepetition Secured Indebtedness) secured by a Permitted Lien on the Vessel Collateral that was the subject of such Asset Sale (or otherwise to discharge Liens on such Vessel Collateral), and (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such Properties, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Parent Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Notes” means the promissory notes of the Borrowers described in Section 2.02(b) and being substantially in the form of Exhibit A together with any and all supplements, restatements, renewals, refinances, modifications, amendments, extensions for any period, increases and/or rearrangements thereof.

“Notice of Prepayment” has the meaning assigned to such term in Section 3.04(b).

“OFAC” means the United States Treasury Department’s Office of Foreign Asset Control.

“Officer’s Certificate” means a certificate signed on behalf of the Borrowers by a Responsible Officer of the Borrowers.

“OPA” has the meaning set forth in the definition of “Environmental Laws.”

“Orders” means, collectively, the Interim Order and the Final Order.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.06).

“Parent Borrower” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning assigned to such term in Section 12.04(c)(i).

“Participant Register” has the meaning specified in Section 12.04(e).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Investments” means

(a) any Investment in the Parent Borrower or in another Loan Party,

(b) any Investment in Cash Equivalents,

(c) any Investment described on Schedule 9.01 and existing on the Petition Date,

(d) any Investment made as a result of the receipt of non-cash consideration from (i) a disposition of assets that does not constitute an Asset Sale or (ii) an Asset Sale; provided, that the aggregate amount of all such Investments under this clause (d) shall not exceed $1,000,000,

(e) [reserved],

(f) Investments in stock, obligations or securities received in settlement of any debts owing to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Parent Borrower or any Restricted Subsidiary of the Parent Borrower, in each case as to any debts owing to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower that arose in the ordinary course of business of the Parent Borrower or any such Restricted Subsidiary, and

(g) intercompany loans, capital contributions and/or advances made to consummate a Foreign Vessel Reflagging Transaction.

Except as otherwise explicitly addressed in any exception to Section 9.01, for purposes of covenant compliance, the amount of any Investment at any time shall be (1) the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment minus (2) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents; provided, that if such Investment is made with Collateral or proceeds of Collateral, such cash or Cash Equivalents are received by a Loan Party in a deposit account or securities account, as applicable, that is subject to an Account Control Agreement.

“Permitted Liens” means

(a) limitations and conditions under that certain Second Amended and Restated License Agreement between HFR, LLC and Hornbeck Offshore Operators, LLC, as in effect on the Effective Date,

(b) Liens existing on the Effective Date and described on Schedule 9.03,

(c) any interest or title of a lessor under an operating lease or precautionary liens on Property covered by leases,

(d) Liens on Property (other than on Vessel Collateral and any Real Property Interests) of the Parent Borrower or any of its Restricted Subsidiaries to secure Debt incurred for the purpose of (i) financing all or any part of the purchase price of such Property incurred prior to, at the time of, or within ninety (90) days after, completion of the acquisition of such Property or (ii) financing all or any part of the cost of construction, improvement or conversion of any such Property, provided, that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction, improvement or conversion of, such Property and such Liens shall not extend to any other Property of the Parent Borrower or a Restricted Subsidiary thereof (other than any accounts and contracts associated therewith, accessions thereto, and upgrades and proceeds thereof),

(e) Liens (other than on Vessel Collateral and any Real Property Interests) securing the performance of tenders, bids, statutory obligations, surety, appeal, return-of-the-money or performance bonds, government contracts, insurance obligations or other obligations of a like nature incurred in the ordinary course of business,

(f) with respect to any Real Property Interests, Permitted Encumbrances (as defined in each Mortgage) and Prior Recorded Interests,

(g) Liens on cash collateral securing Debt permitted under Section 9.02(b)(x) in an aggregate amount outstanding not to exceed $600,000 at any time.

(h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment has not been finally terminated or the period within which such proceeding may be initiated has not expired,

(i) Liens upon specific items of inventory or other goods and proceeds of the Parent Borrower or its Restricted Subsidiaries securing the Parent Borrower’s or any such Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of any such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business,

(j) legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature,

(k)(1) Liens for Taxes not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, with such accruals as shall be required by GAAP having been made therefor, (2) with respect to U.S.-flag Vessels, “preferred maritime liens” as defined in 46 U.S. Code §31301, and, with respect to non-U.S.-flag Vessels, those maritime liens that are given preferred status over a Maritime Mortgage under the laws of the applicable foreign-flag jurisdiction, in each case arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, with such accruals as shall be required by GAAP having been made therefor, and (3) shipyard Liens and other Liens arising by operation of law in the ordinary course of business in constructing, operating, maintaining and repairing the Vessels, including any Liens for charters or leases of a Vessel, for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, with such accruals as shall be required by GAAP having been made therefor, provided, that in each of case (1), (2) and (3), such contest will, more likely than not, not result in (i) the sale, forfeiture, confiscation, distraint, seizure, or loss of any Vessel Collateral or any interest therein in the course of any such proceedings, or as a result of any such Lien or (ii) any materially adverse effect on the interests of any mortgagee under the applicable Maritime Mortgage or other such mortgage or security,

(l) Liens created pursuant to the Loan Documents securing the Indebtedness,

(m) Liens in favor of the Borrowers and any other Loan Parties,

(n) customary rights of banks to set off deposits against Debt owed to said bank,

(o) [reserved],

(p) Liens otherwise granted by or expressly permitted by the Orders,

(q) leases and sub-leases, rights of use, passage or occupancy entered into in the ordinary course of business affecting the Real Property Interests, and

(r) other Liens not otherwise permitted pursuant to the foregoing in the aggregate at any one time outstanding not to exceed $750,000, so long as such Liens do not secure Debt for borrowed money or indebtedness evidenced by bonds, indentures, notes, term loans or similar instruments.

“Permitted Maritime Liens” means those Permitted Liens under clauses (b), (k) and (l) of the definition thereof.

“Permitted Priority Liens” means valid, perfected and non-avoidable Liens on the Collateral in favor of third parties that were (a) in existence immediately prior to the Petition Date, (b) permitted under the Prepetition Secured Credit Agreements, (c) either perfected as of the Petition Date or perfected subsequent to the Petition Date solely to the extent permitted by Section 546(b) of the Bankruptcy Code and (d) senior in priority to the Liens granted to the Secured Parties (as defined in the Prepetition Secured Credit Agreements) in connection with the Prepetition Secured Credit Agreements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, unincorporated organization, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the Recitals herein.

“Plan Effective Date” means the date of the substantial consummation (as defined in section 1101(2) of the Bankruptcy Code, which for purposes hereof shall be no later than the effective date) of an Acceptable Plan confirmed pursuant to an Acceptable Confirmation Order.

“Platform” has the meaning assigned to such term in Section 12.14(b).

“Prepetition 2020 Senior Notes” means the 5.875% Senior Notes due 2020 issued pursuant to the Prepetition 2020 Senior Notes Indenture.

“Prepetition 2020 Senior Notes Indenture” means that certain Indenture, dated as of March 16, 2012, among HOSI, the Guarantors (as defined therein) party thereto and Wilmington Trust, as successor trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Prepetition 2021 Senior Notes” means the 5.000% Senior Notes due 2021 issued pursuant to the Prepetition 2021 Senior Notes Indenture.

“Prepetition 2021 Senior Notes Indenture” means that certain Indenture, dated as of March 28, 2013, among HOSI, the Guarantors (as defined therein) party thereto and Wilmington Trust, as successor trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Prepetition ABL Credit Agreement” means that certain Senior Credit Agreement, dated as of June 28, 2019, among HOSI, as borrower, certain financial institutions, as lenders, and CIT Northbridge Credit LLC, as collateral agent and as administrative agent thereunder, as amended, supplemented or otherwise modified prior to the date hereof.

“Prepetition ABL Credit Agreement Refinancing” has the meaning assigned to such term in Section 6.01(p).

“Prepetition First Lien Term Loan Agreement” means that certain First Lien Term Loan Agreement, dated as of June 15, 2017, among HOS and HOSI, as co-borrowers, certain financial institutions, as lenders, and Wilmington Trust, as collateral agent and as administrative agent thereunder, as amended, supplemented or otherwise modified prior to the date hereof.

“Prepetition Indebtedness” means, collectively, the Prepetition 2020 Senior Notes, the Prepetition 2021 Senior Notes, the Prepetition ABL Credit Agreement, the Prepetition First Lien Term Loan Agreement and the Prepetition Second Lien Term Loan Agreement.

“Prepetition Payment” means a payment on account of any Indebtedness incurred prior to the Petition Date.

“Prepetition Second Lien Term Loan Agreement” means that certain Second Lien Term Loan Agreement, dated as of February 7, 2019, among HOS and HOSI, as co-borrowers, certain financial institutions, as lenders, and Wilmington Trust, as collateral agent and as administrative agent thereunder, as amended, supplemented or otherwise modified prior to the date hereof.

“Prepetition Secured Credit Agreements” means, collectively, the Prepetition ABL Credit Agreement, the Prepetition First Lien Term Loan Agreement and the Prepetition Second Lien Term Loan Agreement.

“Prepetition Secured Indebtedness” means the indebtedness in respect of the Prepetition Secured Credit Agreements.

“Prepetition Secured Parties” means the “Secured Parties” under and as defined in the Prepetition Secured Credit Agreements.

“Prime Rate” means the rate of interest per annum publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Prior Recorded Interests” means ownership interests, servitudes, real rights, liens, leases and other interests in property that appear in the public records affecting the Real Property Interests and in existence as of the date hereof and disclosed in title abstracts or reports provided to the Administrative Agent.

“Projections” has the meaning assigned to such term in Section 7.12.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Public Lender” has the meaning assigned to such term in Section 12.14(c).

“Real Property Interests” means any interest of any kind including fee ownership, a leasehold or sub-leasehold interest, right of use, right of access, servitude or other possessory rights in and to such Property.

“Real Property Interests Collateral Requirements” means, with respect to any Material Real Property Interests subject to a Real Property Interests Mortgage and subject to the applicable time period set forth in this Agreement, the requirement that:

(a) the entity that owns such Material Real Property Interests shall be or shall have become a Loan Party and shall have: (i) duly authorized, executed and delivered (A) if necessary, a joinder to the Guaranty and Collateral Agreement or a guaranty agreement comparable to the Guaranty and Collateral Agreement in form and substance satisfactory to the Collateral Agent; (b) [reserved], and (C) a Mortgage with respect to such Material Real Property Interests; and (ii) caused such Mortgage to be recorded in accordance with the laws of the applicable jurisdiction in which such Material Real Property Interests are located and such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable mortgage upon such Material Real Property Interests under the laws of such applicable jurisdiction subject only to Permitted Liens;

(b) subject to the applicable time period set forth in this Agreement, all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clause (a) above under the laws of the applicable jurisdiction shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to it; and

(c) the Collateral Agent shall, subject to the applicable time period set forth in this Agreement, have received each of the following with respect to any Real Property Interests Mortgage:

(i)	a title commitment or title abstract confirming the record owner of the Real Property Interests and all Liens of record for such Material Real Property Interests;

(ii)	evidence of insurance required by Section 8.08; and

(iii)

if requested by the Administrative Agent and the Required Lenders, a legal opinion from counsel to the Borrowers and other Loan Parties in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders.

Notwithstanding the foregoing, the Loan Parties shall only be required to use commercially reasonable efforts to comply with the Real Property Interests Collateral Requirements with respect to the Material Real Property Interests described in clause (ii) of the definition thereof.

“Real Property Interests Mortgage” means, with respect to any Material Real Property Interests, a Mortgage granting to the Collateral Agent a valid lien over such Real Property Interests, in the form of Exhibit F-5, hereto.

“Real Property Interests SNDA” means, with respect to any Material Real Property Interests consisting of a leasehold interest, a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit F-6 hereto.

“Recipient” means (a) any Agent, and (b) any Lender, as applicable.

“Redemption” means with respect to any Debt, the refinancing, repurchase, redemption, prepayment, repayment, or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt, including by compromise, exchange, settlement at a discount, whether in an exchange offer, block purchases, open market repurchases or otherwise.

“Redeem” has the correlative meaning thereto.

“Register” has the meaning assigned to such term in Section 12.04(b).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Rejection Notice” has the meaning assigned to such term in Section 3.04(c)(i).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time while no Loans are outstanding, Lenders having more than fifty percent (50%) of the total Commitments; and at any time while any Loans are outstanding, Lenders holding more than fifty percent (50%) of the sum of (i) outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)) and (ii) the total outstanding Commitments; provided that, at any time there are two or more Lenders (who are not Affiliates of one another or who are not Approved Lenders with respect to each other), “Required Lenders” must include at least two Lenders (who are not Affiliates of one another or who are not Approved Lenders with respect to each other). The Commitment and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, the president, the chief financial officer, the principal accounting officer, the treasurer, the corporate finance director or the controller of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrowers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 9.01.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of April 10, 2020 by and among the Parent Borrower, the other “Company Parties” party thereto and the “Consenting Creditors” party thereto, including the exhibits, schedules and other attachments thereto (as amended, supplemented or otherwise modified from time to time in accordance with its terms).

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by, or owned 50 percent or more, directly or indirectly, by, any such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means, collectively, the Agents, the Lenders and each sub-agent pursuant to Section 11.05 appointed by any Agent with respect to matters relating to the Loan Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Instruments” means the Guaranty and Collateral Agreement, each Maritime Mortgage, the Assignments of Insurances, each Real Property Interests Mortgage, the Orders, and any and all other agreements now or hereafter executed and delivered by the Borrowers or any other Person as security for the payment or performance of the Indebtedness (including, without limitation, any such agreements described on Schedule 8.17), as such agreements securing the Indebtedness may be amended, modified, supplemented or restated from time to time.

“Specified Equity Interests” means any Equity Interests of any Person that owns Vessel Collateral.

“Specified Proceeds” means the net cash proceeds realized from the sale or assignment to an unrelated third party of any construction contract related to the HOS Warhorse or HOS Wild Horse or any other Vessel under construction as to which monies of whatsoever nature are paid to the Parent Borrower or any of its Restricted Subsidiaries in respect of such contracts, the HOS Warhorse or HOS Wild Horse or any other Vessel under construction, including, without limitation, the Vessel purchase price (or any refund thereof), commissions, insurances, bonds, damages, awards or judgments.

“Stacked Vessel” means a Vessel that has been removed from service in the exercise of the Parent Borrower’s reasonable judgment consistent with reasonable business practices in light of the facts known at the time the decision was made (including, without limitation, operating costs and available marketing opportunities).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent Borrower or one or more of its Subsidiaries. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a direct or indirect Subsidiary of the Parent Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the first to occur of: (a) the Maturity Date, (b) the date on which the Indebtedness becomes due and payable pursuant to Section 10.02(a), (c) the effective date of any chapter 11 plan for the Borrowers or any other Debtor and (d) the date on which all or substantially all assets of the Borrowers are sold or otherwise disposed of pursuant to Section 363 of the Bankruptcy Code.

“Transactions” means, with respect to (a) the Borrowers, the execution, delivery and performance by the Borrowers of this Agreement, and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, and the granting of Liens by the Borrowers on Collateral pursuant to the Security Instruments, (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreements by such Guarantor, and the granting of Liens by such Guarantor on Collateral pursuant to the Security Instruments (for the avoidance of doubt, excluding Excluded Assets (as defined in the Guaranty and Collateral Agreement)) and (c) the other transactions contemplated by the Restructuring Support Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” has the meaning set forth in the definition of “Lien”.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolutions of any UK Financial Institution.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001 and as modified, amended, supplemented or restated from time to time)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.03(g)(ii)(B)(3).

“U.S. Trustee” has the meaning assigned to such term in Section 8.20(d).

“Variance Report” means a variance report prepared by a Responsible Officer of the Parent Borrower, comparing for each applicable Variance Reporting Period the actual results against anticipated results under the applicable Budget, on a line item basis and in the same level of detail as set forth in the Initial Budget or in a form otherwise reasonably acceptable to the Financial Advisor; provided, that such comparisons shall be presented on a bi-weekly basis (i.e., for each two week period included in such Variance Report) for each Variance Reporting Period.

“Variance Reporting Period” means each of (i) commencing with the first Budget Variance Report, the two (2) week calendar period ending on the Sunday immediately preceding the delivery of the applicable Variance Report and (ii) commencing with the second Budget Variance Report delivered after the Effective Date pursuant to Section 8.21(c) and for each Budget Variance Report delivered thereafter, the prior four (4) week calendar period ending on the Sunday immediately preceding the delivery of the applicable Variance Report.

“Variance Testing Period” means (i) solely with respect to the first Variance Report delivered after the Effective Date pursuant to Section 8.21(c), the prior two (2) week calendar period ending on the Sunday immediately preceding the delivery of such Variance Report and (ii) with respect to each subsequent Variance Report delivered pursuant to Section 8.21(c), (x) for purposes of Section 9.21(a) and (b), the prior four (4) week calendar period ending on the Sunday immediately preceding the delivery of the applicable Variance Report and (y) for purposes of Section 9.21(c) and (d), the prior two (2) week calendar period ending on the Sunday immediately preceding the delivery of the applicable Variance Report.

“Vessel Collateral” means, collectively, any Vessels subject to Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, securing obligations of the Loan Parties under the Loan Documents and guaranties thereof, including, without limitation, all Vessels set forth on Schedule 8.14; provided, that each of the HOS Warhorse and HOS Wild Horse shall be deemed to constitute Vessel Collateral upon each such Vessel’s (i) delivery to Hornbeck and (ii) documentation with the U.S. Coast Guard; provided, further, that prior to the satisfaction of the conditions in the immediately preceding proviso, each of the HOS Warhorse and HOS Wild Horse shall be deemed to constitute Vessel Collateral for purposes of the definitions herein of “Event of Loss”, “Permitted Liens” and “Specified Equity Interests” and for purposes of Section 9.01.

“Vessel Collateral Requirements” shall mean, with respect to any Vessel Collateral and subject to the applicable time period set forth in this Agreement, the requirement that:

(a) the entity that owns such Vessel Collateral shall be or shall have become a Loan Party and shall have: (i) duly authorized, executed and delivered (A) if necessary, a joinder to the Guaranty and Collateral Agreement or a guaranty agreement comparable to the Guaranty and Collateral Agreement in form and substance satisfactory to the Collateral Agent; (B) an Assignment of Insurances with respect to such Vessel Collateral, and (C) a Maritime Mortgage with respect to such Vessel Collateral; and (ii) caused such Maritime Mortgage to be filed and recorded or registered in accordance with the laws of the applicable flag jurisdiction in which such Vessel Collateral is registered and such Maritime Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable perfected first preferred or first priority mortgage lien upon such Vessel Collateral under the laws of such applicable flag jurisdiction subject only to Permitted Maritime Liens;

(b) all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clause (a) above under the laws of the applicable flag jurisdiction in which such Vessel Collateral is registered and (if required) in the jurisdiction of organization of the entity that is the owner of such Vessel Collateral shall have been duly effected (provided that with respect to foreign Maritime Mortgages and other security interests their effectiveness is subject to the applicable time period set forth in this Agreement) and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to it and such customary legal opinions reasonably satisfactory to it; and

(c) the Collateral Agent shall, subject to the applicable time period set forth in this Agreement, have received each of the following:

(i)

except with respect to Stacked Vessels or Vessels that are not classed, a copy of the certificate of class issued by the American Bureau of Shipping or such other classification society that is a member of the International Association of Classification Societies, which is valid and unexpired, showing the Vessel Collateral to be free of overdue recommendations affecting class and an affidavit executed by a Responsible Officer or the vessel documentation manager (who is responsible for managing the class of the Vessels) of the Borrowers not more than ten (10) days prior to the date such Vessel becomes Vessel Collateral attesting that the Vessel Collateral is in class and free of overdue recommendations affecting class as of the date of such affidavit;

(ii)

a vessel title abstract, a certificate of ownership and encumbrance or transcript of register or other equivalent certificate confirming registration of such Vessel Collateral under the law and flag of the applicable flag jurisdiction, the record owner of the Vessel Collateral and all Liens of record (which shall be subject only to Permitted Maritime Liens) for such Vessel Collateral, such certificate to be issued within forty-five (45) days after the date any such Vessel documented under the U.S. flag or registered under the Vanuatu flag becomes Vessel Collateral and within sixty (60) days after the date any such Vessel registered under another flag becomes Vessel Collateral, and reasonably satisfactory to the Collateral Agent and the Administrative Agent;

(iii)	a customary letter of undertaking addressed to the Collateral Agent and the Administrative Agent, issued by the protection and indemnity association in which such Vessel Collateral is entered;

(iv)

a broker’s letter of undertaking and report, addressed to and in form and scope reasonably acceptable to the Collateral Agent and the Administrative Agent, from the Borrowers’ marine insurance broker or such other firm of marine insurance brokers reasonably acceptable to the Collateral Agent and the Administrative Agent, confirming the particulars and placement of the marine insurances covering such Vessel Collateral and its compliance with the provisions hereunder, the endorsement of loss payable clauses and notices of assignment on the policies, and containing such other confirmations and undertakings as are customary for the marine insurance market for the offshore service vessel industry and otherwise in conformity with the insurance requirements of the Maritime Mortgages;

(v)

a report from an independent marine insurance consultant appointed by the Collateral Agent and the Administrative Agent confirming the adequacy of the marine insurances covering the Vessel Collateral; and

(vi)	a legal opinion from counsel to the Borrowers and other Loan Parties in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders.

“Vessels” means marine vessels, and “Vessel” shall mean any of such Vessels.

“Voting Stock” of any Person as of any date means the Equity Interest of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

“Weekly Variance Report” means a weekly variance report prepared by a Responsible Officer of the Parent Borrower, comparing for each applicable Weekly Variance Reporting Period the actual results against anticipated results under the applicable Budget, on a line item basis and in the same level of detail as set forth in the Initial Budget.

“Weekly Variance Reporting Period” means the one week calendar period ending on the Sunday immediately preceding the delivery of the applicable Weekly Variance Report.

“Wholly-Owned Restricted Subsidiary” means (a) any Restricted Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares and Equity Interests held by other statutorily required minority shareholders) shall at the time be owned directly or indirectly by such Person or (b) any Restricted Subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction or its governmental agencies, authorities or state-owned businesses to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided, that such Person, directly or indirectly, owns the remaining Equity Interests in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a Wholly-Owned Restricted Subsidiary.

“Wilmington Trust” means Wilmington Trust, National Association.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” means the Parent Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time supplemented, restated, renewed, refinanced, modified, amended, extended for any period, increased and/or otherwise rearranged (subject to any restrictions on such supplements, restatements, renewals, refinances, modifications, amendments, extensions, increases and/or rearrangements as set forth in the Loan Documents);

(b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time;

(c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents);

(d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof,

(e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and

(f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.

No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, as in effect from time to time; provided, that if the Parent Borrower notifies the Administrative Agent in writing that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn, such provision amended in accordance herewith.

Section 1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

The Commitments

Section 2.01 Commitments.

(a) Initial Draw Loans. Subject to the terms and conditions set forth herein, including the occurrence of the Initial Draw Availability Date, each Lender agrees to make Loans to the Borrowers (on a joint and several basis) on the Effective Date in an aggregate principal amount that will not result in (a) such Lender’s Initial Draw Loans exceeding such Lender’s Initial Draw Commitment or (b) the total Initial Draw Loans exceeding the total Initial Draw Commitments. The Initial Draw Loans shall be available in a single Borrowing. Any amounts paid or prepaid in respect of the Initial Draw Loans may not be reborrowed. Any Lender that is also a lender under the Prepetition ABL Credit Agreement may elect to “cashlessly roll” all or any portion of its loans (the “Exchanged Loans”) under the Prepetition ABL Credit Agreement into Initial Draw Loans, as notified in writing to the Administrative Agent and the Parent Borrower. Each party hereto agrees that on the Effective Date such loans (if any) shall be deemed to have been made by a Lender pursuant to such “cashless roll” in the amount set forth on Schedule 2.01.

(b) Delayed Draw Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrowers (on a joint and several basis) on or following the Delayed Draw Availability Date in an aggregate principal amount that will not result in (a) such Lender’s Delayed Draw Loans exceeding such Lender’s Delayed Draw Commitment or (b) the total Delayed Draw Loans exceeding the total Delayed Draw Commitments; provided, that if the Borrowers do not borrow the Delayed Draw Loans within ten (10) Business Days of the Delayed Draw Availability Date, the Delayed Draw Commitments shall automatically and permanently terminate. The Delayed Draw Loans shall be available in a single Borrowing on a single date. Any amounts paid or prepaid in respect of the Delayed Draw Loans may not be reborrowed.

Section 2.02 Borrowings; Several Obligations. Each Loan made shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(a) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such domestic or foreign branch or Affiliate will be subject to the requirements under Section 5.03(g).

(b) Notes. Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns, substantially in the form of Exhibit A (with a copy to the Administrative Agent) dated (i) the Effective Date or (ii) the effective date of an Assignment pursuant to Section 12.04(b), in a principal amount equal to its Commitment as originally in effect and otherwise duly completed and such substitute Notes as required by Section 12.04(b); provided, that promissory notes requested in amounts less than $1,000,000 shall require the consent of the Parent Borrower, such consent not to be unreasonably withheld or delayed. The date, amount, Type, interest rate and Interest Period of each Loan made by each Lender and all payments made on account of the principal thereof, shall be recorded by such Lender on its books and maintained in accordance with its usual practice. Failure to make such recordation shall not affect any Lender’s or the Borrowers’ rights or obligations in respect of such Loans. In the event that one or more Notes shall be issued after the Effective Date, it shall not be necessary to tender or present any such Note to the Administrative Agent for any payment hereunder, including on the Maturity Date.

(c) Requests for Borrowings. To request a Borrowing, the Borrowers shall deliver to the Administrative Agent, for distribution to the Lenders, a written Borrowing Request in substantially the form of Exhibit B-1 and signed by the Borrowers (A) in the case of a Eurodollar Borrowing, (x) in the case of a Borrowing pursuant to Section 2.01(a), within one Business Day of the Interim Order Entry Date and (y) in the case of a Borrowing pursuant to Section 2.01(b), not later than 12:00 p.m., Eastern time, eight (8) Business Days before the proposed Borrowing and (B) in the case of an ABR Borrowing, (x) in the case of a Borrowing pursuant to Section 2.01(a), within one Business Day of the Interim Order Entry Date and (y) in the case of a Borrowing pursuant to Section 2.01(b), not later than 12:00 p.m., Eastern time, eight (8) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the wire instructions of the account to which funds are to be disbursed.

Each Borrowing (other than Exchanged Loans) shall be in an aggregate amount that is an integral multiple of $1,000,000 or such lesser amount equal to the remaining Commitment. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.02, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.03 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.03. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Subject to clause (b) below, each conversion or continuation shall be made by giving the Administrative Agent (x) in the case of a conversion or continuation into a Eurodollar Loan, at least three (3) Business Days’ prior written notice, and (y) in the case of a conversion into an ABR Loan, at least one (1) Business Day’s prior written notice.

(b) Interest Election Requests. To make an election pursuant to this Section 2.03, the Borrowers shall deliver an Interest Election Request in substantially the form of Exhibit C and signed by the Borrowers to the Administrative Agent at least three (3) Business Days prior to such election.

(c) Information in Interest Election Requests. Each Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.03(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default. If the Borrowers fail to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.04 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account designated by the Borrowers in the applicable Borrowing Request, which shall be an account of a Borrower. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner; provided, that without limiting the provisions of Section 12.19, the Parent Borrower hereby agrees and directs that all Loans funded hereunder shall be funded to the Co-Borrower to an account specified by the Co-Borrower.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with Section 2.04(a) and may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if such Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds

Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05 Termination and Reduction of Commitments.

(a) Scheduled Termination of Commitments. Upon the making of the Initial Draw Loans pursuant to Section 2.01(a), the Initial Draw Commitments shall terminate in full. Upon the making of the Delayed Draw Loans pursuant to Section 2.01(b), the Delayed Draw Commitments shall terminate in full. In addition, the Delayed Draw Commitments shall terminate as set forth in the proviso to the first sentence of Section 2.01(b).

(b) Optional Termination and Reduction of Commitments.

(i) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided, that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000.

(ii) The Parent Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.05(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section 2.05(b)(ii) shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Parent Borrower may state that such notice is conditioned upon the occurrence of a specified event, in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and may not be reinstated. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage; provided, that if any Lender is a Defaulting Lender at such time as the Parent Borrower elects to terminate or reduce the Commitments hereunder, the Parent Borrower may (in its discretion) apply all or any portion of the Commitments to be reduced, to the Commitment of any one or more Defaulting Lenders specified by the Parent Borrower before applying any remaining reduction to all Lenders.

Section 2.06 Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 5.01 or 5.03, (b) fails to vote in favor of any measure requiring the affirmative vote of one hundred percent (100%) of the Lenders or all affected Lenders (and such measure has otherwise received the affirmative vote by the Required Lenders) or (c) is a Defaulting Lender, with any Person that meets the requirements to be an assignee under Section 12.04; provided, that:

(i) such replacement does not conflict with any Governmental Requirement;

(ii) no Event of Default shall have occurred and be continuing at the time of such replacement that has not been waived in accordance with the terms hereof;

(iii) prior to any such replacement, such Lender shall have taken no action under Section 5.04 so as to eliminate the continued need for payment of amounts owing pursuant to Section 5.01 or 5.03(a);

(iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement;

(v) the Borrowers shall be liable to such replaced Lender under Section 5.02 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto;

(vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.04 (provided, that any replaced Lender shall be deemed to have consented to the assignment and delegation of its interests, rights and obligations if it does not execute and deliver an Assignment to the Administrative Agent within three (3) Business Days after having received a request therefor, and the Borrowers shall be obligated to pay the registration and processing fee referred to therein);

(vii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 5.01 or 5.03(a), as the case may be and

(viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 2.07 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such

Defaulting Lender to the Administrative Agent hereunder (including any legal fees and expenses); second, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Parent Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 6.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 2.08 Priority and Liens; No Discharge

(a) Each of the Loan Parties hereby covenants and agrees that upon the entry of an Interim Order (and when applicable, the Final Order) its obligations hereunder and under the Loan Documents shall, subject to the Carve Out and Permitted Priority Liens, at all times, pursuant to Section 364(c)(2), (c)(3) and (d) of the Bankruptcy Code, be secured by a perfected Lien on and security interest in all of the Collateral of the Loan Parties, whether consisting of real property, or personal, tangible or intangible property (including (x) all of the outstanding shares of capital stock of subsidiaries, (y) the Vessels listed on Schedule 8.14 and any Vessels (if any) described in Section 8.14(a)(iii), and (z) any Property and rights of the Loan Parties described in the Guaranty and Collateral Agreement), whether now owned or hereafter acquired, excepting, as provided in the Guaranty and Collateral Agreement, Excluded Assets, unless such Collateral has been released in accordance with Section 11.11 in connection with transactions permitted under the Loan Documents.

(b) The relative priorities of the Liens with respect to the Collateral shall be as set forth in the Interim Order (and, when entered, the Final Order).

(c) Each Loan Party hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Collateral Agent on behalf of and for the benefit of the Secured Parties in all of the Collateral shall be created and perfected, to the maximum extent permitted by law, without the execution or the recordation or filing in any land records or filing offices of, any Mortgage, assignment, security agreements, mortgages, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Collateral Agent of, or over, any Collateral, as set forth in the Interim Order (and, when entered, the Final Order).

(d) Each of the Loan Parties agrees that to the extent that the Indebtedness shall not have been satisfied in full in cash, (i) such Indebtedness shall not be discharged by any order confirming a Chapter 11 Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and the Liens granted to the Collateral Agent and the Lenders pursuant to the Orders shall not be affected in any manner by any order confirming a Chapter 11 Plan.

(e) [Reserved].

(f) Notwithstanding anything to the contrary herein, each Federally Regulated Lender waives and releases any and all liens, security interests or the rights it may have in and to any Federally Regulated Lender Excluded Property and reserves all rights as a Secured Party with respect to all Collateral, other than Federally Regulated Lender Excluded Property.

ARTICLE III

Payments of Principal and Interest; Prepayments; Fees

Section 3.01 Repayment of Loans. The Borrowers hereby unconditionally promise to pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan on the Maturity Date (or, if earlier, the Termination Date). Notwithstanding anything to the contrary herein, if the Termination Date occurs as a result of the consummation of the Acceptable Plan attached hereto as Exhibit K, the Loans shall be provided such treatment as is contemplated under Article II.A. of the Acceptable Plan attached hereto as Exhibit K, upon consummation thereof.

Section 3.02 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, upon the request of the Required Lenders, all Loans outstanding hereunder shall bear interest from and after the date of such Event of Default until such Event of Default has been cured or waived, after as well as before judgment, at a rate per annum equal to two percent (2.00%) plus the then applicable rate of interest accruing on such Loan as provided in Sections 3.02(a) and (b), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Maturity Date and shall be payable entirely in cash; provided, that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Parent Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Parent Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b), and subject to the premiums set forth in Section 3.04(d).

(b) Notice and Terms of Optional Prepayment. The Parent Borrower shall notify the Administrative Agent by delivery of a notice of prepayment in the form of Exhibit B-2 hereto (“Notice of Prepayment”) executed by a Responsible Officer of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., Eastern time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR

Borrowing, not later than 1:00 p.m., Eastern time, two (2) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided, that if a Notice of Prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.05(b), then such Notice of Prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.05(b), but the Borrowers shall be responsible for any break funding payments pursuant to Section 5.02. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.03. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02, and subject to the premiums set forth in Section 3.04(d). Each prepayment hereunder shall be in an amount that is an integral multiple of $1,000,000 (or such lesser amount or integral to repay a Borrowing in full).

(c) Mandatory Prepayments.

(i) Asset Sales. Not later than three (3) Business Days following each date on which the aggregate amount of (x) Net Proceeds from all Asset Sales consummated following the Effective Date and (y) Specified Proceeds received by the Parent Borrower or any Restricted Subsidiary thereof in the aggregate exceeds $1,000,000, the Parent Borrower shall deliver an offer to the Administrative Agent (which shall furnish such offer pro rata (based on the amount of principal of the outstanding Loans) to each Lender) to prepay the Loans of the Lenders in an aggregate principal amount equal to the amount of such Net Proceeds and/or Specified Proceeds, which prepayment shall be made in cash at par plus accrued and unpaid interest (if any) (which prepayment, for the avoidance of doubt, shall be made without any premium or call protection other than the premiums set forth in Section 3.04(d)) to the date of such prepayment (each such offer, an “Asset Sale Proceeds Offer”). Each Lender may decline all but not less than all of its pro rata share of any Asset Sale Proceeds Offer (any such amounts not accepted, the “Declined Amounts”) by providing written notice (a “Rejection Notice”) to the Administrative Agent and the Parent Borrower no later than 5:00 p.m., Eastern time, three (3) Business Days after the date of delivery of such Asset Sale Proceeds Offer. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time period specified above, such Lender shall be deemed to have accepted such Asset Sale Proceeds Offer. The Borrowers shall prepay all Loans required to be prepaid by it under this Section 3.04(c)(i) no later than one (1) Business Day after expiration of the time period specified above. Any Declined Amounts shall no longer be subject to this Section 3.04(c)(i) and may be used by the Parent Borrower or any of its Restricted Subsidiaries in any manner not prohibited by this Agreement. If the aggregate principal amount of Loans requested to be repaid exceeds the aggregate amount to be repaid by the Borrowers pursuant to this Section 3.04(c)(i) the Administrative Agent shall apply the amounts to be repaid by the Borrowers to the Loans requested to be repaid on a pro rata basis based on the principal amount of such Loans.

(ii) [Reserved].

(d) Premium. In the event all or any portion of the Loans are prepaid, repaid, repriced or effectively refinanced through any amendment of the Loans (including, without limitation, through the conversion of the Loans to an “exit” financing upon or following the Confirmation Date) or accelerated for any reason following the Effective Date, such prepayments, repayments, repricings, refinancings or acceleration will be made at 101.0% of the amount repaid, repriced, refinanced or accelerated (and for the avoidance of doubt such 1.00% premium shall be payable in cash).

Section 3.05 Fees.

(a) Administrative Agent Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent in the applicable Fee Letter.

(b) Other Fees. The Borrowers agree to pay to the Lenders as of the Effective Date (or such other Lenders as set forth in the applicable Fee Letter), fees payable in the amounts and at the times separately agreed upon between the Borrowers and such Lenders in the applicable Fee Letter.

ARTICLE IV

Payments; Pro Rata Treatment; Sharing Set-offs

Section 4.01 Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrowers. The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 p.m., Eastern time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate Recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder (plus any fees and expenses owed to the Administrative Agent), pro rata among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that:

(A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(B) the provisions of this Section 4.01(c) shall not be construed to apply to (1) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent Borrower or any of its Subsidiaries. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrowers. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may (but shall have no obligation to), in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(a) or Section 4.02 then the Administrative Agent may (notwithstanding any contrary provision hereof) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

ARTICLE V

Increased Costs; Break Funding Payments; Taxes; Illegality

Section 5.01 Increased Costs.

(a) Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient in accordance with Section 5.01(c), the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon request of such Lender in accordance with Section 5.01(c), the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 5.01(a) or (b) together with reasonable supporting documentation shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lenders to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrowers shall not be required to compensate a Lender pursuant to this Section 5.01 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrowers shall compensate each Lender requesting a reimbursement for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03 Taxes.

(a) For purposes of this Section 5.03, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. The Borrowers shall cause any and all payments by or on account of any obligation of any Loan Party under any Loan Document to be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes. Without duplication of Section 5.03(b) (Payments Free of Taxes), the Borrowers shall, and shall cause the other Loan Parties to, pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification. Without duplication of any obligation under Section 5.03(b) (Payments Free of Taxes) and Section 5.03(c) (Payment of Other Taxes), the Borrowers shall, and shall cause the other Loan Parties to, jointly and severally indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Recipient as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall (or the Borrowers shall cause such Loan Party to) deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing any payment of Indemnified Taxes by such Loan Party to a Governmental Authority, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c) (3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrowers (and the Administrative Agent, if delivered by a Lender) at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii) The Administrative Agent (and any assignee or successor) will deliver, to the Borrowers, on or prior to the Effective Date (or, assignment or succession, if applicable), either (i) (A) two (2) executed copies of IRS Form W-8ECI or any successor thereto with respect to any amounts payable to the Administrative Agent for its own account and (B) two (2) duly completed copies of IRS Form W-8IMY (certifying that it is either a “qualified intermediary” or a “U.S. branch”) , accompanied by IRS Form W-8 ECI, W-8BEN (or Form W-8BEN-E if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents for the amounts the Administrative Agent receives for the account of others, or (ii) two (2) executed copies of IRS Form W-9 or any successor thereto, whichever is applicable, and in each case of (i) and (ii), with the effect that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any taxes imposed by the United States.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification (or a successor form thereto) upon the reasonable request of the Borrowers.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.04 Mitigation Obligations. If any Lender requests compensation under Section 5.01, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrowers and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrowers and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

Conditions Precedent

Section 6.01 Effective Date. The obligations of the Lenders to make Loans shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02 or the last paragraph of this Section 6.01):

(a) All reasonable and documented pre- and post-petition fees, charges and expenses (limited to Davis Polk & Wardwell LLP, Creel, García-Cuéllar, Aiza y Enriquez, S.C., Pinheiro Neto Advogados, Blank Rome LLP, Porter Hedges LLP, Thompson Hine LLP, Ducera Partners LLC and special and local counsel to Lenders in all applicable jurisdictions), and all other amounts due and payable on or prior to the Interim Order Entry Date, required to be paid to the Administrative Agent and Lenders on or before the Effective Date shall have been paid. All reasonable and documented fees, charges and expenses of Milbank LLP, Seward & Kissel LLP and Cole Schotz P.C. that are required to be paid pursuant to the Restructuring Support Agreement or the Backstop and Direct Investment Agreement (as defined in the Restructuring Support Agreement) on or before the Effective Date shall have been paid.

(b) The Administrative Agent and Lenders shall have received a certificate of the secretary, assistant secretary or a responsible officer with similar responsibilities of the Borrowers and each Loan Party, or in the event that such Loan Party is a limited partnership, of such person’s general partner, setting forth: (i) resolutions of its board of directors, members or partners with respect to the authorization of such Loan Parties to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents; (ii) the officers of such Loan Party (y) who are authorized to sign the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with the Credit Agreement and the transactions contemplated hereby; (iii) specimen signatures of such authorized officers and (iv) the organizational documents of such Loan Parties, certified as being true and complete. The Administrative Agent may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Parent Borrower to the contrary.

(c) The Administrative Agent and Lenders shall have received certificates for each Loan Party from the appropriate state agencies with respect to the existence, qualification and good standing of the Borrowers and each Loan Party from their jurisdiction of organization.

(d) The Administrative Agent and Lenders shall have received a closing certificate which shall substantially be in the form of Exhibit D to this Agreement, duly and properly executed by a responsible officer and dated as of the Effective Date.

(e) The Administrative Agent and Lenders shall have received duly executed and delivered counterparts (in such numbers as may be requested by the Administrative Agent) of this Agreement and the other Loan Documents to be executed and delivered on or prior to such date, from each party hereto or thereto, as applicable, signed on behalf of such party.

(f) The Administrative Agent and the Lenders shall have received copies of duly executed Notes payable to each Lender that has requested a Note in a principal amount equal to its respective Commitment dated as of the date hereof.

(g) The Administrative Agent and the Lenders shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments (as such term is defined in this Agreement), other than the Security Instruments listed on Schedule 8.17. In connection with the execution and delivery of the Security Instruments (other than the Security Instruments listed on Schedule 8.17 and the Maritime Mortgages on Vessels listed on Schedule 8.14 which are documented under the U.S. flag or registered under the Vanuatu flag), the Required Lenders shall have received reasonably satisfactory evidence that such Security Instruments create perfected Liens, subject only to Permitted Liens. In connection with the execution and delivery of the Maritime Mortgages on Vessels listed on Schedule 8.14 which are documented under the U.S. flag or registered under the Vanuatu flag, the Required Lenders shall have received confirmation from counsel to the Borrowers that the Maritime Mortgages on such Vessels have been duly filed for recordation with the U.S. Coast Guard’s National Vessel Documentation Center or the Office of the Deputy Commissioner of Maritime Affairs of the Republic of Vanuatu at the Port of New York, New York, as applicable, and that upon recordation such Maritime Mortgages will create perfected first preferred mortgages on such Vessels in accordance with applicable laws, subject only to Permitted Maritime Liens.

(h) The Administrative Agent and Lenders shall have received (i) an opinion of Kirkland & Ellis LLP, special counsel to the Borrowers and the other Loan Parties, (ii) an opinion of Kincaid Mendes Vianna Advogados, special Brazilian counsel to the Borrowers and the other Loan Parties, (iii) an opinion of Garza Tello & Asociados, special Mexican counsel to the Borrowers and the other Loan Parties, (iv) an opinion of Jones Walker LLP, special U.S. and Vanuatu maritime counsel to the Borrowers and the other Loan Parties and (v) an opinion of local counsel to the Borrower with respect to each Real Property Interests Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders; provided, that to the extent any such opinions relate to Security Instruments that are listed on Schedule 8.17, such opinions shall be provided concurrently with the delivery of such Security Instruments.

(i) The Administrative Agent and the Lenders shall have received a certificate of insurance coverage of the Parent Borrower evidencing that the Parent Borrower and the subsidiaries are carrying insurance in accordance with the Credit Agreement.

(j) The Administrative Agent and the Lenders shall have received (i) appropriate Abstracts of Title for the Vessels documented under the U.S. flag from the National Vessel Documentation Center of the U.S. Coast Guard, and (ii) Certificates of Ownership and Encumbrance for the Vessels registered under the Vanuatu flag, reflecting no Liens of record (other than in favor of the agents under the Prepetition First Lien Term Loan Agreement and Prepetition Second Lien Term Loan Agreement) encumbering such Vessel Collateral under U.S. law or Vanuatu law, as the case may be, other than those being released prior to the Effective Date or Liens permitted by Section 9.03.

(k) [Reserved].

(l) [Reserved].

(m) The Administrative Agent and the Lenders shall have received a certificate of a responsible officer of the Borrowers certifying that the Borrowers have received all consents and approvals required pursuant to the Credit Agreement.

(n) With respect to each Real Property Interests Mortgage of Material Real Property Interests consisting of a leasehold or a sub-leasehold interest, the Parent Borrower shall have used commercially reasonable efforts to obtain a Real Property Interests SNDA.

(o) The Administrative Agent and the Lenders shall have received, in addition to those referenced in (j) above, appropriate UCC search results or relevant search certificates as they have reasonably requested.

(p) The Bankruptcy Court shall have entered the Interim Order, which Interim Order (i) shall have been entered on the docket of the Bankruptcy Court and (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Required Lenders, and the Loan Parties and their Subsidiaries shall be in compliance with the Interim Order.

(q) The Administrative Agent and Lenders shall have received evidence that the Prepetition ABL Credit Agreement concurrently with the Effective Date is being terminated and all liens securing obligations under the Prepetition ABL Credit Agreement concurrently with the Effective Date are being released (the “Prepetition ABL Credit Agreement Refinancing”).

(r) The Administrative Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, and, if the Borrowers qualify as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrowers that has been requested by the Administrative Agent in writing at least three (3) business days prior to the Effective Date.

(s) The Petition Date shall have occurred, and each of the Borrowers and the other Loan Parties shall be a debtor and a debtor-in-possession under the Chapter 11 Cases.

(t) The Administrative Agent and the Lenders shall have received and accepted a copy of the Initial Budget.

(u) (i) The Lenders shall have received advanced drafts of the First Day Orders (including, without limitation, any order approving significant or outside the ordinary course of business transactions entered on (or prior to) the Effective Date and a cash management order), in each case, in form and substance satisfactory to the Required Lenders and (ii) all First Day orders intended to be entered by the Bankruptcy Court at or immediately after the Debtors’ “first day” hearing shall have been entered by the Bankruptcy Court, shall be acceptable to the Required Lenders, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as acceptable to the Required Lenders.

Notwithstanding the foregoing, to the extent that any of the items described in Sections 6.01(i), 6.01(j) and 6.01(n) shall not have been received by the Administrative Agent notwithstanding the Borrowers’ use of its commercially reasonable efforts to provide the same, delivery of such items shall not constitute a condition effectiveness of this Agreement and the obligations of each Lender to make Loans hereunder, and the Borrowers shall, instead, cause such items to be delivered to the Administrative Agent not later than sixty (60) days following the Effective Date (or such later date as the Administrative Agent shall agree in its discretion.

Section 6.02 Delayed Draw Loans Availability Date. The obligations of the Lenders to make Delayed Draw Loans shall not become effective until the date on which the following conditions have been satisfied (or waived in accordance with Section 12.02):

(a) The conditions set forth in Section 6.01 shall have been satisfied (or waived in accordance with Section 12.02, other than any conditions that are permitted to be satisfied following the making of the Initial Draw Loans) (the funding of the Initial Draw Loans shall be conclusive evidence that such conditions have been satisfied or waived, other than any conditions that are permitted to be satisfied following the making of the Initial Draw Loans).

(b) The entry of the Final Order shall have occurred and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to any stay, and shall not have been modified or amended without the consent of the Required Lenders, and the Loan Parties and their subsidiaries shall be in compliance with the Final Order in all material respects.

Section 6.03 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the loans to be made on the Effective Date, but excluding any conversion or continuation pursuant to Section 2.03), is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing or would result therefrom.

(b) The representations and warranties of the Borrowers and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent any such representations and warranties are expressly limited to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(c) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.02.

(d) No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against the Borrowers, Agents or any Lender.

(e) All pleadings related to procedures for approval of significant or outside the ordinary course of business transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, are, in each case, reasonably satisfactory in form and substance to the Required Lenders (it being understood that any transaction that provides for the termination of the Commitments and the indefeasible repayment in full in cash of the obligations under the Loan Documents upon consummation thereof is reasonably satisfactory in form and substance to the Required Lenders), unless this condition is waived by the Required Lenders or the Administrative Agent (with the consent of the Required Lenders).

(f) The Restructuring Support Agreement shall be in full force and effect.

(g) The Cases of any of the Debtors shall have not been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code.

(h) No trustee, receiver or examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner) shall have been appointed or designated with respect to the Loan Parties’ business, properties or assets.

Each Borrowing Request shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in Section 6.03(a), (b) and (d).

ARTICLE VII

Representations and Warranties

Each Borrower represents and warrants to the Administrative Agent and each Lender that:

Section 7.01 Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, has all requisite corporate or limited liability company power and authority, and all material governmental licenses, authorizations, consents and approvals necessary, to own its Property and to carry on its business as now conducted, and (b) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. Subject in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, the Transactions are within each Borrower’s and each Guarantor’s limited liability company, corporate or partnership powers and have been duly authorized by all necessary limited liability company or corporate and, if required, member, or shareholder action. Subject in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, each Loan Document to which such Borrower or a Guarantor is a party has been duly executed and delivered by such Borrower or such Guarantor and constitutes a legal, valid and binding obligation of such Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable Bankruptcy Law, laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. Subject in the case of each Loan Party that is a Debtor, to the entry of the Orders and the terms thereof, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, partners or shareholders of the Borrowers, the Guarantors or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments as required thereby or by this Agreement, (b) will not violate (i) any applicable law or regulation, (ii) the Organizational Documents of the Borrowers, the Guarantors or any Restricted Subsidiary of the Parent Borrower or (iii) any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Debt (other than the Prepetition Indebtedness) binding upon the Borrowers or any Restricted Subsidiary of the Parent Borrower or their Properties, or give rise to a right thereunder to require any material payment to be made by the Borrowers or such Restricted Subsidiary of the Parent Borrower and (d) will not result in the creation or imposition of any Lien on any Property of the Borrowers or any Restricted Subsidiary of the Parent Borrower (other than the Liens created by the Loan Documents or Liens created under the Orders).

Section 7.04 Financial Statements; No Material Adverse Change.

(a) The Parent Borrower has heretofore made publicly available its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2018, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2019, June 30, 2019 and September 30, 2019, certified by a Responsible Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of certain footnotes in the case of the unaudited quarterly financial statements.

(b) Since the Petition Date, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c) None of the Parent Borrower or any of its Restricted Subsidiaries has any material Funded Debt or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except for those arising with respect to the Transactions and those arising under the Prepetition Indebtedness.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05 and except with respect to the Cases, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Borrower, threatened against or affecting the Parent Borrower or any of its Restricted Subsidiaries or any of their Properties (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect, (ii) that involve any Loan Document or the Transactions or (iii) that otherwise constitutes a significant action, suit, investigation or proceeding pending or, to the knowledge of the Parent Borrower, threatened.

(b) Since the Effective Date, there has been no change in the status of the matters disclosed in Schedule 7.05 that has resulted in, or could reasonably be expected to have, Material Adverse Effect.

Section 7.06 Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a) Neither any Property of the Parent Borrower or any of its Restricted Subsidiaries nor any operations conducted by the Parent Borrower or any of its Restricted Subsidiaries violate or has violated any Environmental Laws.

(b) Neither any Property of the Parent Borrower or any of its Restricted Subsidiaries nor the operations conducted or conditions existing thereon or, to the knowledge of the Parent Borrower, any prior owner or operator of such Property or operation or conditions, are subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations or other liabilities under Environmental Laws.

(c) All notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Parent Borrower and each of its Restricted Subsidiaries, including, without limitation, past or present treatment, storage, disposal or release of a Hazardous Material into the environment, have been duly obtained or filed, and the Parent Borrower and each of its Restricted Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

(d) All Hazardous Material, if any, generated or otherwise handled by the Parent Borrower or any of its Restricted Subsidiaries or by any other Person at any and all Property of the Parent Borrower or any of its Restricted Subsidiaries, has been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment or give rise to liability under Environmental Law, and, to the knowledge of the Parent Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority pursuant to any Environmental Laws.

(e) The Parent Borrower has no knowledge that any Hazardous Materials are now located on or in the Vessels or the Real Property Interests, or that any other Person has ever caused or permitted any Hazardous Materials to be placed, held, located or disposed of on, the Vessels or any part thereof or the Real Property Interests, except for such Hazardous Materials that may have been placed, held, or located on the Vessels or the Real Property Interests in accordance with and otherwise not in violation of or in a manner reasonably likely to give rise to liability under Environmental Laws.

(f) To the extent applicable under OPA, all Property of the Parent Borrower and each of its Restricted Subsidiaries currently satisfies all requirements imposed by OPA and, except as set forth on Schedule 7.06(f), the Parent Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with OPA requirements during the term of this Agreement.

(g) To the knowledge of the Parent Borrower, there has been no exposure of any Person or Property to any Hazardous Materials in connection with any Property or operation of the Parent Borrower or any Subsidiary that could reasonably be expected to form the basis of a claim for damages or compensation.

Section 7.07 Compliance with the Laws and Agreements; No Defaults.

(a) The Parent Borrower and each of its Restricted Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property (other than, in the case of a Debtor, any Prepetition Indebtedness permitted under the Loan Documents), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Parent Borrower nor any of its Restricted Subsidiaries is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under, or would require the Parent Borrower or any of its Restricted Subsidiaries to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Debt is outstanding or by which the Parent Borrower or any such Restricted Subsidiary or any of their Properties is bound (other than, in the case of a Debtor, any Prepetition Indebtedness permitted under the Loan Documents).

(c) No Default has occurred and is continuing.

Section 7.08 Investment Company Act. Neither the Parent Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Anti-Terrorism Laws and Sanctions.

(a) No Loan Party nor any Subsidiary of any Loan Party nor, to the knowledge of the Parent Borrower, any director, officer, agent or employee of any Loan Party or any Subsidiary of any Loan Party is in violation of any Anti-Terrorism Law or Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Sanctions.

(b) No Loan Party nor any Subsidiary of any Loan Party nor, to the knowledge of the Parent Borrower, any director, officer, agent or employee of any Loan Party or any Subsidiary of any Loan Party acting or benefiting in any capacity in connection with the Loans, the Transactions or the other transactions hereunder, is a Sanctioned Person.

(c) No Loan Party nor any Subsidiary of any Loan Party nor, to the knowledge of the Parent Borrower, any director, officer, agent or employee of any Loan Party conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person.

(d) The Parent Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Parent Borrower and its Subsidiaries and their respective directors, officers, agents and employees with Sanctions and Anti-Terrorism Laws in all respects.

Section 7.10 Taxes. Subject to Bankruptcy Law, the terms of the applicable Orders and any required approval by the Bankruptcy Court, each of the Parent Borrower and its Restricted Subsidiaries has timely filed (including any available extension) or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate accruals in accordance with GAAP (to the extent such accrual may be set up under GAAP) or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges and accruals on the books of the Parent Borrower and its Restricted Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Parent Borrower, adequate.

Section 7.11 ERISA.

(a) The Parent Borrower, its Restricted Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Benefit Plan.

(b) Each Benefit Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Parent Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under Section 409 of ERISA.

(d) No Benefit Plan (other than a defined contribution plan) or any trust created under any such Benefit Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Parent Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has been or is expected by the Parent Borrower, any such Restricted Subsidiary or any ERISA Affiliate to be incurred with respect to any Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur.

(e) Full payment when due has been made of all material amounts which the Parent Borrower, its Restricted Subsidiaries or any ERISA Affiliate is required under the terms of each Benefit Plan or applicable law to have been paid as contributions to such Benefit Plan, and no waived funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), which could reasonably be expected to have a Material Adverse Effect, exists with respect to any Benefit Plan. The actuarial present value of the benefit liabilities under each Benefit Plan which is subject to Title IV of ERISA does not, as of the end of the Parent Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Benefit Plan allocable to such benefit liabilities by a material amount, and the sum of such excesses for all such Benefit Plans is not material. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA.

(f) None of the Parent Borrower, its Restricted Subsidiaries or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Parent Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate in its sole discretion at any time without any material liability.

(g) None of the Parent Borrower, its Restricted Subsidiaries or any ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any Multiemployer Plan that, when taken together with all other such contribution obligations and liabilities, has resulted in, or could reasonably be expected to have, a Material Adverse Effect.

Section 7.12 Disclosure; No Material Misstatements. None of the written reports, financial statements, certificates or other written information (other than the Projections, as defined below, other forward-looking information and information of a general economic or industry specific nature) furnished or otherwise made available by or on behalf of the Borrowers or any Restricted Subsidiary of the Parent Borrower to the Administrative Agent or any of its Affiliates in connection with the negotiation or performance of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished or made available) when considered as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date such information is furnished or made available. All financial projections concerning the Parent Borrower and its Restricted Subsidiaries, that have been furnished or otherwise made available by or on behalf of the Parent Borrower to the Administrative Agent, the Lenders or any of their respective Affiliates in connection with the negotiation or performance of this Agreement or any other Loan Document, including the projections set forth in any Budget (the “Projections”), have been prepared in good faith based upon assumptions believed by the Parent Borrower to be reasonable at the time made available to such Persons, it being understood that actual results may vary materially from the Projections. For the avoidance of doubt, it is understood that the Administrative Agent shall have no duty to examine or investigate any written reports, financial statements, certificates or other written information delivered by the Parent Borrower pursuant to this Article VII.

Section 7.13 Insurance. The Parent Borrower has, and has caused its Restricted Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements, all material agreements and all other Loan Documents (including, but not limited to, the Maritime Mortgages) and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are reasonably consistent with other companies in the industry performing the same or a similar business for the assets and operations of the Parent Borrower and its Restricted Subsidiaries. Within the time periods required herein (as may be extended by the Required Lenders in their reasonable discretion), the Administrative Agent or the Collateral Agent, as the case may be, have been named in a manner such that they are afforded the stature of additional insureds in respect of such liability insurance policies and the Administrative Agent or the Collateral Agent, as the case may be, has been named as loss payee with respect to Vessel Collateral loss insurance.

Section 7.14 Subsidiaries. As of the Effective Date, except as set forth on Schedule 7.14, the Parent Borrower has no Subsidiaries. The owner and percentage of ownership of each Subsidiary as of the Effective Date is set forth on such schedule.

Section 7.15 Location of Business and Offices. As of the Effective Date, the Parent Borrower’s and each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15.

Section 7.16 Properties; Titles, Etc.

(a) Each Loan Party has title to, or valid leasehold interests in, or rights to use all its real and personal property material to its business, except for limitations under that certain Second Amended and Restated Trade Name and Trademark License Agreement dated September 28, 2012, by and between HFR, LLC and Hornbeck Offshore Operators, LLC, and for defects which would not reasonably be expected to have a Material Adverse Effect, free and clear of Liens, except (i) Liens pursuant to the Loan Documents and the Prepetition Secured Indebtedness and (ii) Permitted Liens. The relevant Loan Parties have good title to all of the Vessel Collateral, free and clear of all Liens except (i) Liens pursuant to the Loan Documents and the Prepetition Secured Indebtedness and (ii) Permitted Liens of the type permitted under clause (k) of the definition thereof. Set forth on Schedule 8.14 hereto is a complete and accurate list of all Vessels owned by any Loan Party or any Restricted Subsidiary thereof as of the Effective Date, including the name, record owner, official number, I.M.O. number (if any), jurisdiction of registration and flag of each such Vessel, and, except as set forth on Schedule 7.16, all Vessel Collateral is duly documented in the name of the applicable Loan Party as shipowner under the laws and flag of the United States and eligible and qualified to operate in the coastwise trade of the United States or, in the case of Non-U.S.-flagged Vessels, is duly registered in the name of the applicable Loan Party as shipowner under the laws and flag of the applicable flag jurisdiction. Each Loan Party that owns Vessel Collateral (i) if such Vessel Collateral is one or more Vessels documented under the laws and flag of the United States, (x) is a citizen of the United States within the meaning of 46 U.S.C. § 50501, eligible and qualified to own and operate vessels in the coastwise trade of the United States and (y) operates such Vessels in compliance with 46 U.S.C. Chapter 551; or (ii) if such Vessel Collateral is one or more Vessels registered under the laws and flag of another flag jurisdiction,

(x) is eligible to own and operate Vessels under the laws of such flag jurisdiction and under the cabotage laws and other laws of each jurisdiction in which such Vessel Collateral trades, and (y) operates such Vessel Collateral in compliance in all material respects with the applicable cabotage laws and other laws of each jurisdiction in which such Vessel Collateral trades.

(b) Except as otherwise permitted under the Loan Documents including the last sentence of Section 6.01, this Section 7.16(b), Section 8.17 and Schedule 8.17, all filings and other actions on behalf of the Parent Borrower or, as applicable, any Restricted Subsidiary of the Parent Borrower necessary or desirable to perfect and protect the security interest in the Vessel Collateral created under the Security Instruments have been duly made or taken (or arrangements reasonably satisfactory to the Required Lenders with respect thereto have been made, including in accordance with Section 8.17 and Schedule 8.17) and such security interests are in full force and effect (or, as contemplated in Section 8.17 and Schedule 8.17 will be in full force and effect), and the Security Instruments create (or, as contemplated in Section 8.17 and Schedule 8.17 will create) create in favor of the Collateral Agent or trustee/mortgagee, as the case may be, for the benefit of the Secured Parties a valid and, together with such filings, recordations and other actions, when effected, a perfected first preferred or first priority security interest in the Vessel Collateral, securing the payment of the Indebtedness, subject only to Permitted Maritime Liens. To the extent that the Vessel Collateral is registered under the laws and flag of the United States, the Maritime Mortgages, executed and delivered, create in favor of the Collateral Agent, as trustee/mortgagee, a legal, valid, and enforceable first preferred mortgage lien over the whole of the Vessel Collateral therein named and when duly recorded shall constitute a perfected first “preferred mortgage” within the meaning of Section 31301(6)(B) of Title 46 of the United States Code, entitled to the benefits accorded a first preferred mortgage on a vessel registered under the laws and flag of the United States, subject only to Permitted Maritime Liens.

(c) Except as otherwise permitted under the Loan Documents including the last sentence of Section 6.01, this Section 7.16(c), Section 8.17 and Schedule 8.17, all filings and other actions set forth in the definition of Real Property Interests Collateral Requirements on behalf of the Parent Borrower or, as applicable, any Restricted Subsidiary of the Parent Borrower to perfect and protect the security interest in the Material Real Property Interests created under the Security Instruments have been duly made or taken (or arrangements reasonably satisfactory to the Required Lenders with respect thereto have been made, including in accordance with Section 8.17 and Schedule 8.17) and such security interests are in full force and effect (or, as contemplated in Section 8.17 and Schedule 8.17 will be in full force and effect), and the Security Instruments create (or, as contemplated in Section 8.17 and Schedule 8.17 will create) in favor of the Collateral Agent or mortgagee, as the case may be, for the benefit of the Secured Parties a valid and, together with such filings, recordations and other actions, when effected, perfected first priority security interest in the Material Real Property Interests securing the payment of the Indebtedness.

(d) All of the material Properties of the Parent Borrower and its Restricted Subsidiaries which are reasonably necessary for the operation of their businesses (other than Stacked Vessels) are in good working condition, ordinary wear and tear excepted, and are maintained in accordance with reasonable commercial business standards, except (i) as set forth in Schedule 7.16 or (ii) where the failure to be in such condition or maintain such Property could not reasonably be expected to have a Material Adverse Effect.

(e) The Parent Borrower and each of its Restricted Subsidiaries owns, or is licensed to use, all trademarks and tradenames (subject to the limitations therein set forth in that certain Second Amended and Restated Trade Name and Trademark License Agreement dated September 28, 2012, by and between HFR, LLC and Hornbeck Offshore Operators, LLC), copyrights, patents and other Intellectual Property material to its business, and the use thereof by the Parent Borrower and such Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Parent Borrower and its Restricted Subsidiaries either own or have valid licenses or other rights to use all databases, and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in its line of business, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

(f) As of the Effective Date, Schedule 8.14(a)(i)(x) sets forth a true and complete list of all Material Real Property Interests owned in fee and valid leasehold interests held by the Parent Borrower and each of its Restricted Subsidiaries.

Section 7.17 Hedging Obligations. As of the Effective Date, Schedule 7.17 sets forth a true and complete list of all Hedging Obligations of the Parent Borrower and each of its Restricted Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.18 Use of Proceeds. The proceeds of the Loans shall be used solely (i) to effect the Prepetition ABL Credit Agreement Refinancing, (ii) to pay the fees, costs and expenses required to be paid in connection with the transactions contemplated hereby and the Cases, (iii) to finance the working capital needs, capital improvements and general corporate purposes of the Borrowers and the other Loan Parties following the commencement of the Cases, in each case, in accordance with the Budget delivered from time to time pursuant to this Agreement, including the Budget Variance, and not in contravention of any Governmental Requirement, (iv) to pay payments in respect of Adequate Protection (as defined in the Interim Order or Final Order, as applicable) as authorized by the Bankruptcy Court in the applicable Order and (v) to pay obligations arising from or related to the Carve Out, in each case and not in violation of this Agreement or the other Loan Documents; provided, however, that the amounts described in the foregoing clause (ii) may be paid by the Borrowers regardless of whether such costs and expenses are in accordance with the Budget (and any such payment shall be deemed permissible under this Section 7.18, but shall be subject to Section 9.14). The Parent Borrower and each of its Restricted Subsidiaries is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of the Loans will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.19 [Reserved].

Section 7.20 Anti-Corruption Laws. No Loan Party nor any Subsidiary of any Loan Party nor, to the knowledge of the Parent Borrower, any director, officer, agent or employee of any Loan Party or any Subsidiary of any Loan Party is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws of any jurisdiction, domestic or foreign, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other Property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. Each Loan Party and its Subsidiaries has conducted their businesses in compliance with applicable anti-corruption laws and the FCPA in all material respects and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate the FCPA or any other applicable anti-corruption laws or applicable Sanctions.

Section 7.21 EEA Financial Institution. No Loan Party, nor any of its Subsidiaries, is an EEA Financial Institution.

Section 7.22 Bankruptcy Matters

(a) The Cases were commenced on the Petition Date in accordance with applicable laws, and proper notice thereof has been or will be given of (i) the motion seeking approval of the Loan Documents, the Interim Order and the Final Order, (ii) the hearing for the entry of the Interim Order and (iii) the hearing for the entry of the Final Order.

(b) The Loan Parties are in compliance with the terms and conditions of the Orders. The Interim Order (with respect to the period prior to the entry of the Final Order) or the Final Order (from after the date the Final Order is entered), is in full force and effect and has not been vacated or reversed, is not subject to a stay and has not been modified or amended other than as acceptable to the Required Lenders.

(c) After the entry of the Interim Order, pursuant to and to the extent permitted in the Order, (i) in respect of each of the Loan Parties that are Debtors, the Indebtedness will constitute allowed joint and several superpriority administrative expense claims in each of the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code, having priority over any and all other administrative expenses and claims of any kind or nature whatsoever, specified in or ordered pursuant to section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114 or any other provisions of the Bankruptcy Code, subject only to the Carve Out (the “Superpriority Claims”) and (ii) in respect of any Property owned by a Debtor other than Excluded Assets, to the maximum extent permitted by law, the Indebtedness will be secured by a valid, binding, continuing, enforceable, fully-perfected Lien on all of the Collateral pursuant to sections 364(c)(2), (c)(3) and (d), subject only to the Permitted Priority Liens and the Carve Out (and subject to any post-closing periods provided for in Section 8.17 and Schedule 8.17).

(d) The entry of the Orders is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of each Loan Party that is a Debtor, the Superpriority Claims and, to the maximum extent permitted by law, Liens described in this Section 7.22, without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements or documents.

(e) Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Termination Date (whether by acceleration or otherwise) of any of the Indebtedness, the Agents and the Lenders shall be entitled to terminate Commitments and, subject to any prior notice requirements under the Orders in respect of the Collateral, to enforce the remedies provided for hereunder or under applicable laws, without further notice, motion or application to, hearing before, or order from the Bankruptcy Court.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrowers covenant and agree with the Administrative Agent and the Lenders on behalf of the Loan Parties that:

Section 8.01 Financial Statements. The Parent Borrower will furnish or cause to be furnished to the Administrative Agent, for distribution to each Lender, each of the following:

(a) Quarterly Reports – as soon as available and in any event within sixty (60) days following the last day of the applicable fiscal quarter (commencing with the fiscal quarter ended March 31, 2020), the consolidated balance sheet of the Parent Borrower as of the end of such quarter, the consolidated statements of operations of the Parent Borrower for such quarter and for the period from the beginning of the fiscal year through such quarter, and the consolidated statements of cash flows of the Parent Borrower for the period from the beginning of the fiscal year through such quarter (along with data for each business segment for such periods, if applicable), setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, certified by the chief financial officer of the Parent Borrower as presenting fairly in all material respects the financial condition, results of operations and changes in cash flows of the Parent Borrower in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), together with a customary management’s discussion and analysis of financial condition and the results of operations with respect to such fiscal quarter and, in the case of the second and third fiscal quarters, the period from the beginning of such fiscal year to the end of such fiscal quarter.

(b) [reserved].

(c) [reserved].

(d) Other Information – Promptly upon the request of the Administrative Agent, any Lender or the Financial Advisor, the Parent Borrower shall deliver to such Person such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary or the Collateral (including information concerning construction of new Vessels), or compliance with the terms of the Loan Documents, as such Person may from time to time reasonably request.

All financial information contained in the information referred to above (other than in clause (d)) shall conform to GAAP applied on a consistent basis, except only for such changes in accounting principles or practice with which the independent certified public accountants concur. The information required to be delivered pursuant to Section 8.01(a) above shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at www.sec.gov or on the Parent Borrower’s website at www.hornbeckoffshore.com. Delivery of such reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Parent Borrower’s compliance with any of its covenants hereunder.

Section 8.02 Certificates of Compliance; Etc. Concurrently with the delivery of quarterly financial statements pursuant to Section 8.01(a), the Parent Borrower will furnish to the Administrative Agent a certificate of a Responsible Officer stating that there is no Default or Event of Default at such time.

Section 8.03 Taxes and Other Liens. Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, the Parent Borrower, the Co-Borrower and the Guarantors will pay and discharge promptly when due all Taxes imposed upon the Parent Borrower, the Co-Borrower or any Guarantor or upon its income or upon any of its Property as well as all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might become a Lien (other than Permitted Liens) upon any or all of its Property; provided, that the Parent Borrower, the Co-Borrower and the Guarantors shall not be required to pay any such Tax if the amount, applicability or validity thereof shall concurrently be contested in good faith by appropriate proceedings diligently conducted and if the contesting party shall have set up accruals therefor adequate under GAAP.

Section 8.04 Existence; Compliance; Litigation. Except to the extent any change therein is otherwise permitted hereunder, the Parent Borrower, the Co-Borrower and each Guarantor will maintain its limited liability company or corporate existence and rights. Subject to Bankruptcy Law, the terms of the applicable Order and any required approval by the Bankruptcy Court, the Parent Borrower, the Co-Borrower and the Guarantors will observe and comply with all valid laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, certificates, franchises, permits, licenses, authorizations, directions and requirements of Governmental Authority, including Governmental Requirements and Environmental Laws, unless any such failure to observe and comply would not reasonably be expected to have a Material Adverse Effect. Other than with respect to matters before the Bankruptcy Court, the Parent Borrower, the Co-Borrower and the Guarantors will not agree, authorize or consent to or enter into any settlement, resolution or compromise of any material litigation, material arbitration or other material dispute with any Person without the prior written consent of the Required Lenders.

Section 8.05 Further Assurances. Subject to Section 8.17 and Schedule 8.17, the Parent Borrower, the Co-Borrower and the Guarantors will promptly upon the reasonable request of the Administrative Agent take or cause to be taken any actions required to grant, attach or perfect any Lien securing the Indebtedness, or cure or cause to be cured any defects in the creation, execution and delivery of any of the Liens on or security interests in the Collateral, in each case, whether pursuant to the Orders or the Loan Documents. Subject to Section 8.17 and Schedule 8.17, the Parent Borrower, the Co-Borrower and the Guarantors will, at their expense, promptly upon the reasonable request of the Administrative Agent execute and deliver, or cause to be executed and delivered, to the Administrative Agent and/or the Collateral Agent all such other and further documents, agreements and instruments (including without limitation Mortgages in recordable form with respect to any Material Real Property Interests as soon as reasonably practicable following such request but in any event within forty-five (45) days following such request, including any ancillary deliverables described in Section 8.14 (provided that the Parent Borrower, the Co-Borrower and the Guarantors (i) shall have no obligation to deliver any Real Property Interests Mortgage except with respect to any Material Real Property Interests and (ii) shall only be required to use commercially reasonable efforts to obtain a Real Property Interests Mortgage with respect to the Material Real Property Interests described in clause (ii) of the definition thereof), further security agreements, financing statements, continuation statements, and assignments of accounts and contract rights, except for Excluded Assets (as defined in the Guaranty and Collateral Agreement)) in compliance with or accomplishment of the covenants and agreements of the Parent Borrower, the Co-Borrower and the Guarantors in the Loan Documents or to further evidence and more fully describe the Vessel Collateral and/or Material Real Property Interests, including any renewals, additions, substitutions, replacements or accessions to the Vessel Collateral and/or Material Real Property Interests, or to correct any omissions in the Security Instruments, or more fully state the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices, or obtain any consents, or take any other actions required or as may be reasonably necessary or appropriate in connection with the transactions contemplated by this Agreement. It is understood that any requests made by the Administrative Agent and/or the Collateral Agent pursuant to this Section 8.05 shall be upon written direction from the Required Lenders.

Section 8.06 Performance of Obligations. The Borrowers will repay the Loans in accordance with this Agreement. The Borrowers and the Guarantors will do and perform every act required of the Borrowers and the Guarantors, by the Loan Documents at the time or times and in the manner specified.

Section 8.07 Use of Proceeds. The Borrowers shall use the proceeds of the Loans only for the purposes specified in Section 7.18. In addition, the Borrowers will not request any Borrowing and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.08 Insurance.

(a) Each Loan Party shall maintain with financially sound and reputable insurance companies not Affiliates of the Parent Borrower insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or a similar business of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, and, with respect to the Vessel Collateral, as required to be maintained under the terms of the Maritime Mortgages, and the Loan Parties shall cause (within the time period required herein, as may be extended by the Required Lenders in their reasonable discretion): (i) the Collateral Agent to be named as loss payee, for the ratable benefit of the Secured Parties, as to the Vessel Collateral, including, as trustee/mortgagee, in accordance with the Maritime Mortgages and the Assignment of Insurances; (ii) the Collateral Agent, as agent for the Secured Parties, to be named as an additional insured, with a waiver of rights of subrogation, under any marine and war-risk insurance policy and any protection and indemnity policy; (iii) to the extent applicable, each entry in a protection and indemnity club with respect to Vessel Collateral to note the interest of the Collateral Agent, as agent for the Secured Parties; (iv) the Collateral Agent, as agent for the Secured Parties, to be named as an additional insured, with a waiver of rights of subrogation, under the comprehensive general liability insurance and (v) the Collateral Agent, as agent for the Secured Parties, to be named as an alternate employer, with a waiver of rights of subrogation, under the statutory workers’ compensation insurance and longshoreman and harbor workers’ act coverage policies. Each Loan Party that is an owner of any Vessel shall comply in all material respects with all insurance policies in respect of the Vessels and upon notice of non-compliance will take such steps necessary under the terms of such insurance to come into compliance. Each Loan Party that owns Vessel Collateral shall assign to the Collateral Agent, including as trustee/mortgagee, for the benefit of the Secured Parties, pursuant to an Assignment of Insurances, all of such Loan Party’s right, title, and interest in and to each policy and contract of insurance, and under all entries in any protection and indemnity or war risks association or club, relating to the Vessel Collateral that it owns. The Loan Parties agree that mortgagee’s interest insurance and mortgagee’s interest additional perils (pollution) insurance risks covering the Vessel Collateral may be placed directly by the Collateral Agent, including as trustee/mortgagee, for the benefit of the Secured Parties, at the cost of the Loan Parties, who will reimburse the Collateral Agent for the cost thereof; provided, however, that the Collateral Agent shall only have the right to place such insurance if the Loan Parties fail to do so within forty-five (45) days following the Effective Date. Upon the reasonable request of the Administrative Agent, the Loan Parties agree (A) to provide, or cause to be provided, to the Administrative Agent originals or certified copies of such policies of insurance or certificates with respect thereto and (B) to provide, or cause to be provided, to the Administrative Agent reports on each existing policy of insurance with respect to the Vessel Collateral showing such information as the Administrative Agent may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the Vessel Collateral and other Property insured; (5) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (6) the expiration date of the policy.

(b) The Real Property Interests shall be insured against loss or damage and the Loan Parties shall cause (within forty-five (45) days following the Effective Date) the Collateral Agent to be named as loss payee, for the ratable benefit of the Secured Parties, as to the Real Property Interests, including, as trustee/mortgagee, and the Collateral Agent, as agent for the Secured Parties, to be named as an additional insured, with a waiver of rights of subrogation, under comprehensive general liability insurance, statutory workers’ compensation insurance and longshoreman and harbor workers’ act coverage policies.

(c) The Borrowers and the Guarantors agree to notify the Administrative Agent in writing within fifteen (15) days of any Event of Loss involving Vessel Collateral, whether or not such Event of Loss is covered by insurance. The Borrowers further agree to promptly notify their insurance company and to submit an appropriate claim and proof of claim to the insurance company in respect of any Event of Loss. As to the Vessel Collateral, the Borrowers and the Guarantors hereby irrevocably appoint the Collateral Agent as their agent and attorney-in-fact, each such agency being coupled with an interest, to make, settle and adjust claims under such policy or policies of insurance (regardless of whether a settlement or adjustment of a claim is an Event of Default) and to endorse the name of the Borrowers and the Guarantors on any check or other item of payment for the proceeds thereof; provided, however, that the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided in this Section 8.08(c) unless one or more Events of Default exist under this Agreement.

Section 8.09 Accounts and Records. The Borrowers and the Guarantors will keep books of record and accounts in which true and correct entries will be made as to all material matters of all dealings or transactions in relation to the respective business and activities, sufficient to permit reporting in accordance with GAAP, consistently applied.

Section 8.10 Right of Inspection. The Borrowers and the Guarantors will permit any officer, employee or agent of the Collateral Agent (acting upon written direction from the Required Lenders) or any Lender to visit and inspect the Real Property Interests and the Vessel Collateral subject to applicable safety rules and procedures, at such reasonable times and on reasonable notice and without hindrance or delay and as often as the Administrative Agent (acting upon the written direction from the Required Lenders) may reasonably desire. Notwithstanding the foregoing, except following an Event of Default that has occurred and is continuing, the Collateral Agent (acting upon written direction from the Required Lenders) shall not visit or inspect the Real Property Interests and the Vessel Collateral more frequently than twice a year, individually or as a group, and then at their own expense, except that the Borrowers will be responsible for such expense following the occurrence and during the continuance of an Event of Default; provided, that any such visits or inspections shall occur when the applicable Vessel is shoreside at a location involved in the ordinary course of providing its services under its then applicable charter or other vessel service contract.

Section 8.11 Maintenance of Properties.

(a) The Borrowers and the Guarantors shall maintain and preserve all of their respective Properties (and any Property leased by or consigned to any of them or held under title retention or conditional sales contracts) other than Vessels (which for the avoidance of doubt are covered by the next sentence) that are used or useful in the conduct of their respective business in the ordinary course in good working order and condition at all times, ordinary wear and tear excepted, and make all repairs, replacements, additions, betterments and improvements to such Properties (other than Vessels) to the extent necessary so that any failure will not reasonably be expected to have a Material Adverse Effect. Except during any period that a Vessel is undergoing repairs or maintenance or is a Stacked Vessel, the Borrowers and the Guarantors shall: (i) at all times maintain and preserve, or cause to be maintained and preserved, each Vessel in good running order and repair, so that such Vessel shall be, insofar as due diligence can make it so, tight, staunch, and sufficiently tackled, equipped and seaworthy and in good condition, ordinary wear and tear excepted, and fit for its intended service, and make all needful and proper repairs, renewals, betterments and improvements necessary to keep such Vessel well maintained and in seaworthy condition, to the extent necessary so that any failure will not reasonably be expected to have a Material Adverse Effect; (ii) at all times maintain each Vessel in class with the American Bureau of Shipping or another classification society that is a member of the International Association of Classification Societies and promptly take steps to remove or remedy or satisfy any exception, condition or recommendation of the Vessel’s classification society affecting class, to the extent necessary so that any failure will not reasonably be expected to have a Material Adverse Effect; (iii) have on board each Vessel, when required by applicable Governmental Requirements, valid certificates required thereby to the extent necessary so that any failure will not reasonably be expected to have a Material Adverse Effect; (iv) furnish annually to the Collateral Agent a copy of any certificate of class that has been updated for any Vessel since the Effective Date; and (v) furnish annually upon request by the Collateral Agent, a confirmation of class certificate from the American Bureau of Shipping or another classification society that is a member of the International Association of Classification Societies showing that such classification has been maintained.

(b) (i) Each Loan Party that owns or operates, or will own or operate, Vessel Collateral will not transfer or change the flag or documentation or registration of such Vessel Collateral without: (x) except for reflagging transactions described on Schedule 8.11(b), the prior written consent of the Required Lenders requested no fewer than ten (10) Business Days (or such shorter period as the Required Lenders shall agree in their sole discretion) before the requested date of such transfer or change; and (y) to the extent so approved by the Required Lenders, promptly (and in the case of transferring or changing the flag or registration to a foreign jurisdiction (other than Liberia, the Marshall Islands, Panama or Vanuatu, which shall be done promptly) or to ownership by a foreign Subsidiary, within sixty (60) days) satisfying all applicable Vessel Collateral Requirements for such Vessel Collateral and executing and delivering (or causing to be executed and delivered) all such additional documents, agreements or other instruments and/or taking (or causing to be taken) all such actions (including the making of any recordings or filings) as are deemed necessary or desirable by the Collateral Agent to perfect, protect and preserve the security interest in favor of the Collateral Agent or trustee/mortgagee (acting on behalf of the Collateral Agent), as the case may be, for the benefit of the Secured Parties in such Vessel Collateral granted pursuant to the applicable Maritime Mortgage (or, if a Maritime Mortgage may not be granted, to provide an alternative security interest or other collateral reasonably acceptable to the Collateral Agent and the Required Lenders (in or with respect to such Vessel Collateral under the laws of the applicable foreign-flag jurisdiction in which such Vessel Collateral is being registered); it being understood and agreed that, without limiting the foregoing, in order for such alternative security interest to be reasonably acceptable to the Collateral Agent and the Required Lenders, the Collateral Agent and the Lenders shall have received an opinion of counsel in the appropriate jurisdiction in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders (as to the creation, validity and perfection of such alternative security interest).

(ii) Notwithstanding anything in the Loan Documents to the contrary, in the event of a change of the flag or documentation or registration of Vessel Collateral permitted under this Section 8.11(b), the Investment made in connection with such a transaction may be structured as a Foreign Vessel Reflagging Transaction. A “Foreign Vessel Reflagging Transaction” is defined as one or more Investments by the Parent Borrower or a Restricted Subsidiary of cash in one or more Subsidiaries, the proceeds of which will be used by a Restricted Subsidiary to purchase Vessel Collateral from a Loan Party, the net effect of which is that (x) the Vessel Collateral subject to such Foreign Vessel Reflagging Transaction shall continue to be Vessel Collateral (and the requirements under Section 8.11(b)(i) shall apply to such Vessel Collateral and Foreign Vessel Reflagging Transaction) and (y) such cash is substantially contemporaneously returned to the Parent Borrower or the Restricted Subsidiary making the initial Investment, in each case, in order to facilitate a change to the flag or documentation or registration of any Vessel Collateral (so long as such Investments constitute Permitted Investments or Investments not restricted by Section 9.01). After giving full effect to any Foreign Vessel Reflagging Transaction where the cash-transfer transaction steps occur substantially simultaneously, a receipt by any Subsidiary of such cash and the existence of any intercompany loan receivable created by the further loaning of such funds by such Subsidiary to another Subsidiary shall not in itself trigger a requirement to provide additional Collateral or to enter into any additional Loan Documents.

Section 8.12 Notice of Certain Events. (a) The Parent Borrower shall promptly notify the Administrative Agent in writing if the Parent Borrower learns of the occurrence of:

(A) any event which constitutes a Default, together with a detailed statement by a Responsible Officer of the Parent Borrower as to the nature of the Default and the steps being taken to cure the effect of such Default;

(B) any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Borrower, threatened against or affecting the Parent Borrower or any of its Restricted Subsidiaries or any of their Properties (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect or (ii) that involves any Loan Document or the Transactions; or

(C) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(b) The Parent Borrower shall promptly notify the Administrative Agent in writing of any change in organizational jurisdiction, location of the principal place of business or the office where records concerning accounts and contract rights are kept, or any change in the federal taxpayer identification number or organizational identification number of the Parent Borrower or any other Loan Party.

Section 8.13 ERISA Information and Compliance. The Parent Borrower will furnish to the Administrative Agent (i) as soon as is administratively practicable following a request from the Required Lenders copies of each annual or other report filed with the United States Secretary of Labor or the PBGC, copies of each annual and other report with respect to any Benefit Plan sponsored or maintained by the Parent Borrower, any of its Restricted Subsidiaries, or any ERISA Affiliate and (ii) as soon as is administratively practicable upon becoming aware of the occurrence of any (A) ERISA Event or (B) “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Benefit Plan sponsored or maintained by the Parent Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect, a written notice signed by a Responsible Officer of the Parent Borrower specifying the nature thereof, what action the Parent Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. The Parent Borrower will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Benefit Plans of the Parent Borrower or any of its Restricted Subsidiaries.

Section 8.14 Security.

(a) The Indebtedness shall be secured by the following:

(i) (x) the “DIP Collateral” (as defined in the Orders), (y) the Vessels listed on Schedule 8.14, any Vessels (if any) described in Section 8.14(a)(iii), and any Real Property Interests, and (z) any Property and rights of the Loan Parties described in the Guaranty and Collateral Agreement or any other Security Instrument and excepting, as provided in the Guaranty and Collateral Agreement, Excluded Assets (or the equivalent term under any other Security Instrument), unless such Collateral has been released in accordance with Section 11.11 in connection with transactions permitted under the Loan Documents, which, to the maximum extent permitted by law, shall be perfected pursuant to the Orders (subject to any exceptions or limitations contained therein or herein) and, in all other cases, shall be subject to the time periods for perfection as provided herein, in the Orders or in the Guaranty and Collateral Agreement;

(ii) not later than thirty (30) days (or such longer period as the Required Lenders shall agree in their reasonable discretion) following the formation or acquisition of any Restricted Subsidiary of the Parent Borrower which results in Parent Borrower having (x) Domestic Subsidiaries (other than the Co-Borrower and the then existing Guarantors that are Domestic Subsidiaries) with assets of $5,000,000 or more in the aggregate or (y) Foreign Subsidiaries (other than the then existing Guarantors that are Foreign Subsidiaries) with assets of $20,000,000 or more in the aggregate, then such Restricted Subsidiary or Restricted Subsidiaries (other than Excluded Subsidiaries) as are satisfactory to the Required Lenders (such that, as applicable, (x) such Restricted Subsidiaries that are Domestic Subsidiaries not guarantying the Indebtedness have assets of less than $5,000,000 in the aggregate or (y) such Restricted Subsidiaries that are Foreign Subsidiaries not guarantying the Indebtedness have assets of less than $20,000,000 in the aggregate) shall (x) guaranty the payment and performance of the Indebtedness by executing and delivering in favor of the Agents, for the ratable benefit of the Secured Parties, a joinder to the Guaranty and Collateral Agreement or a guaranty agreement comparable to the Guaranty and Collateral Agreement but in form and substance satisfactory to the Agents and the Required Lenders and (y) secure such guaranty by executing and delivering in favor of the Agents, for the ratable benefit of the Secured

Parties, (A) a joinder to the Guaranty and Collateral Agreement or a personal property agreement comparable to the Guaranty and Collateral Agreement but in form and substance reasonably satisfactory to the Agents and the Required Lenders, (B) upon the request of the Collateral Agent, a Maritime Mortgage over any Vessel owned by such Restricted Subsidiary in a manner consistent with clause (iii) below, and (C) upon the request of the Collateral Agent, a Mortgage of any Material Real Property Interest owned by such Restricted Subsidiary (and shall satisfy the Real Property Interests Collateral Requirements);

(iii) substantially contemporaneously with the acquisition (including by way of construction) (and in the case of an acquisition of a foreign-flag Vessel or Vessels, or an acquisition of a foreign-flag Vessel or Vessels by any Restricted Subsidiary, within thirty (30) days for any Vessel registered under either the Liberia, Marshall Islands, Panama or Vanuatu flags and sixty (60) days for a Vessel registered under any other foreign flag, following the acquisition) (including by way of construction) by the Parent Borrower or any of its Restricted Subsidiaries of any Vessel or Vessels, (x) the Parent Borrower or such Restricted Subsidiary shall (i) grant a Maritime Mortgage (in the applicable form) on such Vessel in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, which shall constitute a legal, valid, enforceable and, when duly filed and recorded or registered, perfected first preferred or first priority mortgage on the whole of the Vessel Collateral named therein under the laws of the applicable flag jurisdiction in which such Vessel is registered, subject only to Permitted Maritime Liens, (ii) grant first priority security interests (or the foreign equivalent) in all Property owned by such Restricted Subsidiary relating to such Vessel, subject to Permitted Liens, and (iii) otherwise comply with the applicable Vessel Collateral Requirements (including the entry into an Assignment of Insurances) with respect to such Vessel (unless waived by the Collateral Agent acting at the direction of the Required Lenders) (it being understood that such Liens shall be in addition to those granted on Vessels and related Property pursuant to the Orders); provided, that notwithstanding anything to the contrary in Section 8.14(a)(ii), if the Restricted Subsidiary that has acquired any such Vessel that is required to become Collateral is not already a Guarantor, such Restricted Subsidiary of the Parent Borrower shall become a Guarantor; and

(iv) within sixty (60) days (or such longer period as the Administrative Agent may agree) following the acquisition by the Parent Borrower or any of its Restricted Subsidiaries of any Property that is not a Vessel, (x) notwithstanding that the Lien on and security interest in such Property automatically attaches to such property upon the acquisition thereof pursuant to the Orders and the Loan Documents with the priority of perfection required thereunder, upon the reasonable request of the Collateral Agent, the Parent Borrower shall execute and deliver, or cause its applicable Restricted Subsidiary to execute and deliver, to the Administrative Agent and/or the Collateral Agent all such further documents, agreements and instruments (including without limitation further security agreements, Mortgages (together with, if requested, a lender’s title insurance policy, survey and other documents reasonably requested by the Collateral Agent), financing statements, continuation statements, and assignments of accounts and contract rights) necessary or desirable to cause such Property to be subject to a security interest in favor of the Collateral Agent with the priority and perfection required thereunder and (y)

notwithstanding anything to the contrary in Section 8.14(a)(ii), if the Restricted Subsidiary that has acquired such Property is not already a Guarantor, such Restricted Subsidiary shall become a Guarantor; provided, that, without limiting the effect of the Guaranty and Collateral Agreement, with respect to Real Property Interests, none of the Parent Borrower nor its Restricted Subsidiaries shall be required by this Agreement or the other Loan Documents to take any action other than the Real Property Interests Collateral Requirements with respect to Material Real Property Interests;

(b) Notwithstanding the foregoing, the Borrowers shall only be required to use commercially reasonable efforts with respect to obtaining any subordination, non-disturbance and attornment agreement, with respect to any Mortgage over any Material Real Property Interests consisting of a leasehold interest.

(c) Notwithstanding anything to the contrary herein, each Federally Regulated Lender waives and releases any and all liens, security interests or the rights it may have in and to any Federally Regulated Lender Excluded Property and reserves all rights as a Secured Party with respect to all Collateral, other than Federally Regulated Lender Excluded Property.

Section 8.15 Sanctions, Anti-Corruption Laws and Anti-Terrorism Laws. The Parent Borrower shall maintain in effect the policies and procedures with respect to Sanctions and Anti-Terrorism Laws specified in Section 7.09(d) and the anti-corruption laws specified in Section 7.20.

Section 8.16 [Reserved].

Section 8.17 Post-Closing Undertakings. Within the time periods specified on Schedule 8.17 (or such later date to which the Required Lenders (with written notice to the Administrative Agent) consent), comply with the provisions set forth in Schedule 8.17.

Section 8.18 [Reserved].

Section 8.19 Case Milestones. Each Loan Party shall ensure that each of the milestones set forth below (the “Case Milestones”) is achieved in accordance with the applicable timing referred to below (or such later dates as approved in writing by the Required Lenders or the Administrative Agent (with the consent of the Required Lenders)):

(a) no later than three (3) Business Days following the Petition Date, the Bankruptcy Court shall have entered the Interim Order;

(b) no later than thirty (30) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Final Order;

(c) no later than forty (40) calendar days following the Petition Date, a hearing on confirmation of the Acceptable Plan shall have been heard by the Bankruptcy Court;

(d) no later than forty-five (45) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Acceptable Confirmation Order; and

(e) no later than the earliest of (a) thirty-five (35) calendar days after the Confirmation Date and (b) seventy-five (75) calendar days after the Petition Date, the Plan Effective Date shall have occurred; provided, however, in the event that prior to such date all of the conditions to the Plan Effective Date have been satisfied or, with respect to such conditions that can only be satisfied on the Plan Effective Date, are capable of being satisfied, except that the Company Parties have not received all such required regulatory and competition act consents or approvals, or waiting periods thereof have not expired, under any applicable jurisdiction, that the Required Lenders consent to an automatic extension of this Case Milestone regarding the Plan Effective Date until the earlier of (x) ninety (90) calendar days after the date on which all of the conditions to the Plan Effective Date have been satisfied or, with respect to such conditions that can only be satisfied on the Plan Effective Date, are capable of being satisfied, except that the Company Parties have not received all such required regulatory and competition act consents or approvals, or waiting periods thereof have not expired, under any applicable jurisdiction and (y) five (5) Business Days after the date on which all such required regulatory and competition act consents and approvals are received and the waiting periods thereof have expired; provided, further, however, that in each case, the dates set forth above may be extended with the consent of the Required Lenders. Notwithstanding the foregoing, so long as the Company Parties are not otherwise in breach of their obligations hereunder and have used reasonable best efforts to comply with the Case Milestones, in the event that any of the events set forth above cannot occur by the corresponding date set forth above as a result of circumstances beyond the control of the Company Parties relating to the virus known as COVID-19, such date shall be deemed extended solely to the extent of the delay resulting from such circumstances; provided that in no event shall (i) any one Case Milestone and (ii) the extension for all Case Milestones in this Section 8.19 be extended for longer than ten (10) Business Days in the aggregate without the consent of the Required Lenders.

Section 8.20 Bankruptcy Covenants.

(a) (i) The Loan Parties shall cause all proposed First Day Orders, “second day” orders and all other orders establishing procedures for administration of the Cases or approving significant or outside the ordinary course of business transactions submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Required Lenders in all respects.

(ii) The Loan Parties and their Subsidiaries shall comply (i) in all material respects, after entry thereof, with all of the requirements and obligations set forth in the Orders and the cash management order, as each such order is amended and in effect from time to time in accordance with this Agreement, (ii) in all material respects, after entry thereof, with each order of the type referred to in clause (b) of the definition of “Approved Bankruptcy Court Order”, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (b) of the definition of “Approved Bankruptcy Court Order”) and (iii) in all material respects, after entry thereof, with the orders (to the extent not covered by subclause (i) or (ii) above) approving the Debtors’ “first day” and “second day” relief and any pleadings seeking to establish procedures for administration of the Cases or approving significant or outside the ordinary course of business transactions and all obtained in the Cases, as each such order is amended and in effect in accordance with this Agreement (including, for the avoidance of doubt, the requirements set forth in clause (c) of the definition of “Approved Bankruptcy Court Order”).

(b) The Loan Parties shall provide at least five (5) Business Days’ (or such shorter notice reasonably acceptable to the Required Lenders) prior written notice to the Lenders or their counsel prior to any filing of a motion for assumption or rejection of any Loan Party’s or any other Subsidiary’s material contracts pursuant to Section 365 of the Bankruptcy Code and no such contract or lease shall be assumed or rejected, if such assumption or rejection would be materially adverse to the interests of the Secured Parties.

(c) The Loan Parties shall deliver or cause to be delivered to the Required Lenders or their counsel for review and comment:

(i) as soon as reasonably practicable in advance of (but in no event later than two (2) Business Days prior to) any filing with the Bankruptcy Court or delivering to any statutory committee appointed in the Cases or the United States Trustee (the “U.S. Trustee”), as the case may be, the Final Order and all other pleadings, proposed orders, and other documents related to or impacting the Loans or the Prepetition Secured Indebtedness (including, without limitation, the Loan Documents, the Prepetition Secured Credit Agreement, the Collateral and the Liens thereon, the Superpriority Claims (including the priority of such Liens or Superpriority Claims), any other financing or use of cash collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement or supplemental document related thereto); and

(ii) by the earlier of (y) two (2) Business Days prior to being filed (and if impracticable, then as soon as possible and in no event later than as promptly as practicable before being filed) on behalf of any of the Debtors with the Bankruptcy Court and (z) at the same time as such documents are provided by any of the Debtors to any statutory committee appointed in the Cases or the U.S. Trustee, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Borrowers or any of their Subsidiaries or any request to approve any compromise and settlement of claims or for relief under Section 363, 365, 1113 or 1114 of the Bankruptcy Code or Section 9019 of the Federal Rules of Bankruptcy Procedure or any other request for material relief.

(d) The Loan Parties shall provide (i) if not otherwise provided by the Bankruptcy Court’s electronic docketing system, copies to the Administrative Agent of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Loan Parties with the Bankruptcy Court or filed with respect to any Loan Document, (ii) reporting and financial information distributed by or on behalf of the Loan Parties to the Consenting Secured Lenders (as defined in the Restructuring Support Agreement) or any statutory committee appointed in the Cases and (iii) such other reports and information as the Required Lenders may, from time to time, reasonably request.

(e) In connection with the Cases, the Loan Parties shall give the proper notice for (i) the motions seeking approval of the Loan Documents and the Orders and (ii) the hearings for the approval of the Orders. The Borrowers and the other Loan Parties shall give, on a timely basis as specified in the Orders, all notices required to be given to all parties specified in the Orders.

(f) The Loan Parties shall use best efforts to obtain the Final Order.

(g) Each Loan Party shall promptly deliver or cause to be delivered to the Financial Advisor (and the Financial Advisor shall be entitled to deliver such information to any Lender or Agent subject to the confidentiality requirements herein) copies of any term sheets, proposals, or presentations from any party, related to (i) the restructuring of the Loan Parties, or (ii) a material sale of assets of one or all of the Loan Parties, subject to any existing confidentiality and other obligations owed by such Loan Party to such party furnishing such term sheets, proposals or presentations, including with respect to the sharing of any such information with third parties.

Section 8.21 Budget and Variance Reports.

(a) On or before Thursday, June 11, 2020 and each fourth Thursday thereafter, the Parent Borrower shall deliver to the Financial Advisor (and the Financial Advisor shall be entitled to deliver such information to any Lender or Agent) a Budget, which shall be in substantially the same form and detail of the Initial Budget, and accompanied by (1) a certificate signed by the chief financial officer of the Parent Borrower to the effect that such budget has been prepared in good faith based upon assumptions which the Parent Borrower believes to be reasonable in light of the conditions existing at the time of delivery and (2) such supporting documentation as reasonably requested by the Financial Advisor or the Required Lenders.

(b) Each Budget delivered pursuant to Section 8.21(a) or any proposed amendment or supplement to the Budget delivered by the Parent Borrower to the Financial Advisor (and the Financial Advisor shall be entitled to deliver such information to any Lender or Agent) shall replace, amend or supplement, as the case may be, the prior Budget hereunder only to the extent that the Required Lenders affirmatively consent (which consent may be documented pursuant to email) to such replacement, amendment or supplement.

(c) Beginning on Thursday, June 4, 2020 and each second Thursday thereafter, the Parent Borrower shall deliver to the Financial Advisor (and the Financial Advisor shall be entitled to deliver such information to any Lender or Agent) a Variance Report. Concurrently with delivery of each Variance Report, the chief financial officer of the Parent Borrower shall deliver an Officer’s Certificate certifying that the Variance Report demonstrates compliance with Section 9.14.

(d) On Thursday, May 28, 2020 and each Thursday thereafter, the Parent Borrower shall deliver to the Financial Advisor (and the Financial Advisor shall be entitled to deliver such information to any Lender or Agent) a Weekly Variance Report in a form reasonably approved by the Financial Advisor.

Section 8.22 Conference Calls. Unless waived by the Financial Advisor, the Borrowers will participate in one conference call with the Financial Advisor per calendar month (commencing in May 2020), at such mutually convenient dates and times to be proposed by the Financial Advisor that are reasonably acceptable to the Borrowers upon no less than five (5) Business Days’ prior notice, and will cause available senior members of management, the Loan Party Financial Advisor, and, to the extent appropriate, any other investment bankers of the Parent Borrower and its Restricted Subsidiaries, as applicable or as requested by the Financial Advisor, to participate in such calls solely for the purpose of discussing the status of the financial, collateral, and operational condition, businesses, liabilities, assets, and prospects of the Parent Borrower and its Restricted Subsidiaries and any strategic transaction efforts. Once the time and date for the conference call has been selected, any Lender or Agent may participate in such conference call. Any information disclosed pursuant to such conference calls (even if disclosed verbally) shall be subject to the confidentiality restrictions contained herein.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full, the Borrowers covenant and agree with the Administrative Agent and the Lenders on behalf of the Loan Parties that:

Section 9.01 Restricted Payments. (a) The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Parent Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any such payment in connection with any merger or consolidation involving Parent Borrower) or to the direct or indirect holders of Parent Borrower’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent Borrower); (ii) Redeem (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Parent Borrower or any direct or indirect parent of the Parent Borrower; (iii) other than the Prepetition ABL Credit Agreement Refinancing, repay or prepay (x) any Prepetition Indebtedness or (y) any other Material Debt (other than the Indebtedness); or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b) The foregoing provisions will not prohibit any of the following:

(i) the payment of any dividend within sixty (60) days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(ii) [reserved];

(iii) [reserved];

(iv) the payment of any dividend or distribution (other than with Vessel Collateral or Specified Equity Interests or the proceeds thereof) by a Restricted Subsidiary of the Parent Borrower to the Parent Borrower or any of its other Restricted Subsidiaries, and if such Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, to minority holders of the Equity Interests of such Restricted Subsidiary so long as the Parent Borrower or another Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(v) [reserved];

(vi) the acquisition of Equity Interests by the Parent Borrower in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(vii) in connection with an acquisition by the Parent Borrower or by any of its Restricted Subsidiaries, the return to the Parent Borrower or any of its Restricted Subsidiaries of Equity Interests of the Parent Borrower or any of its Restricted Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims;

(viii) the purchase by the Parent Borrower of fractional shares of Equity Interests of the Parent Borrower arising out of stock dividends, splits or combinations or business combinations;

(ix) [reserved];

(x) [reserved];

(xi) [reserved];

(xii) [reserved];

(xiii) [reserved];

(xiv) [reserved]; and

(xv) redemption of any Equity Interests of the Parent Borrower from Aliens (as defined in the Certificate of Incorporation) who acquired the same to the extent contemplated under Article 12, Section 4 of the Certificate of Incorporation.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date that asset(s) or securities are proposed to be paid, transferred or issued by the Parent Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, except that the Fair Market Value of any non-cash dividend made within sixty (60) days after the date of declaration shall be determined as of such declaration date. The Fair Market Value of any non-cash Restricted Payment shall be determined in the manner contemplated by the definition of the term “Fair Market Value,” and the results of such determination shall be evidenced by an Officer’s Certificate delivered to the Administrative Agent.

Section 9.02 Incurrence of Debt and Issuance of Disqualified Stock.

(a) The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur” or an “incurrence”) any Debt and the Parent Borrower shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any Disqualified Stock.

(b) The foregoing provisions shall not apply to the incurrence by the Parent Borrower or any of its Restricted Subsidiaries of any of the following:

(i) [reserved];

(ii) Prepetition Indebtedness;

(iii) Hedging Obligations;

(iv) Indebtedness under this Agreement and the other Loan Documents;

(v) intercompany Debt between or among the Parent Borrower and any of its Restricted Subsidiaries; provided, that (1) if a Borrower is the obligor on such Debt and the obligee is not the other Borrower or a Guarantor, such Debt must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans and (2) if a Guarantor is the obligor on such Debt and the obligee is neither a Borrower nor a Guarantor, such Debt must be expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Loan Guarantee and (3)(i) any subsequent issuance or transfer of Equity Interests that results in any such Debt being held by a Person other than the Parent Borrower or a Restricted Subsidiary of the Parent Borrower, or (ii) any sale or other transfer of any such Debt to a Person that is neither the Parent Borrower nor a Restricted Subsidiary of the Parent Borrower, shall be deemed, in each case, to constitute an incurrence of such Debt by the Parent Borrower or such Restricted Subsidiary, as the case may be, as of the date of such issuance, sale or other transfer that is not permitted by this clause (v);

(vi) Debt in respect of bid, performance or surety bonds issued for the account of the Parent Borrower or any Restricted Subsidiary thereof, including guarantees or obligations of the Parent Borrower or any Restricted Subsidiary thereof with respect to letters of credit or bank guarantees supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed) or other forms of security or credit enhancement supporting performance obligations under trade or custom obligations, third-party maritime claims or service contracts, in each case, in the ordinary course of business and in an aggregate amount not to exceed $2,500,000

(vii) the guarantee (A) by the Parent Borrower of Debt of any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 9.02 or (B) by any Restricted Subsidiary of the Parent Borrower of Debt of the Parent Borrower or another Restricted Subsidiary of the Parent Borrower that was permitted to be incurred by another provision of this Section 9.02;

(viii) the incurrence by any Loan Party of Debt represented by Capital Lease Obligations, operating leases or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction or installation of property, plant or equipment used in the business of the Loan Parties and their Subsidiaries, in an aggregate principal amount incurred pursuant to this clause (viii) not to exceed $5,000,000 at any time outstanding;

(ix) existing leasehold interests comprising any part of the Real Property Interests and, subject to any Real Property Interests Mortgage, any renewals, extensions, modifications, or renegotiations thereof and any additional leases, rights of use or of passage comprising any part of the Real Property Interests necessary for the operation or expansion of the Borrowers’ business, whether or not any such leasehold interests, renewals, extensions, modifications or renegotiations or such additional leases, rights of use or of passage are capital leases or operating leases;

(x) Debt in respect of credit cards or purchase cards for purchases, in each case, in the ordinary course of business and in an aggregate amount outstanding not to exceed $600,000 at any time; and

(xi) other Debt not otherwise permitted pursuant to this Section 9.02(b) in the aggregate at any one time outstanding not to exceed $750,000 so long as such Debt is not Debt for borrowed money or indebtedness evidenced by bonds, indentures, notes, term loans or similar instruments.

(c) The Borrowers shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Debt which by its terms (or by the terms of any agreement governing such Debt) is subordinated to any other Debt of the Parent Borrower, the Co-Borrower or of such Guarantor, as the case may be, unless such Debt is also by its terms (or by the terms of any agreement governing such Debt) made expressly subordinate to the Loans or the Loan Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Debt is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Debt of the Parent Borrower, the Co-Borrower or of such Guarantor, as the case may be; provided, however, that no Debt shall be deemed to be contractually subordinated in right of payment to any other Debt solely by virtue of being unsecured.

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt or Disqualified Stock will not be deemed to be an incurrence of Debt or Disqualified Stock for purposes of this covenant.

Section 9.03 Liens. The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien on any of their respective Property, except Permitted Liens.

Section 9.04 Merger or Consolidation. No Borrower or Restricted Subsidiary shall consolidate or merge with or into (whether or not such Borrower or Restricted Subsidiary is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its Properties in one or more related transactions to, another Person, except that: (i) any Guarantor may consolidate or merge with or into any other Loan Party (as long as the applicable Borrower is the surviving person in the case of any merger or consolidation involving a Borrower) and (ii) any Restricted Subsidiary that is not a Guarantor may consolidate or merge with or into any other Restricted Subsidiary that is not a Guarantor.

Section 9.05 [Reserved].

Section 9.06 Transactions with Affiliates. The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its Property to, or purchase any Property from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Parent Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Borrower or such Restricted Subsidiary with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Parent Borrower or such Restricted Subsidiary, and (b) the Parent Borrower delivers to the Administrative Agent (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2,500,000, a resolution of the Board of Directors of the Parent Borrower set forth in a certificate of a Responsible Officer certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5,000,000, an opinion as to the fairness to the Parent Borrower or the relevant Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm that is, in the judgment of the Board of Directors, qualified to render such opinion and is independent with respect to the Parent Borrower, provided, that such opinion will not be required with respect to any Affiliate Transaction or series of related Affiliate Transactions involving either (i) shipyard contracts that are awarded following a competitive bidding process and approved by a majority of the disinterested members of the Board of Directors or (ii) an Affiliate in which an unrelated third person owns Voting Stock in excess of that owned by the Parent Borrower or any of its Restricted Subsidiaries; provided, however, that the following shall be deemed not to be Affiliate Transactions:

(A) any employment agreement or other employee compensation plan or arrangement entered into by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business of the Parent Borrower or such Restricted Subsidiary;

(B) transactions between or among the Loan Parties;

(C) Permitted Investments and Restricted Payments that are permitted by the provisions of Section 9.01 of this Agreement;

(D) [reserved];

(E) indemnities of officers, directors and employees of the Parent Borrower or any of its Restricted Subsidiaries permitted by bylaw or statutory provisions;

(F) maintenance in the ordinary course of business of customary benefit programs or arrangements for officers, directors and employees of the Parent Borrower or any of its Restricted Subsidiaries, including without limitation vacation plans, health and life insurance plans, deferred compensation plans, retirement or savings plans and similar plans;

(G) registration rights or similar agreements with officers, directors or significant shareholders of the Parent Borrower or any of its Restricted Subsidiaries;

(H) issuance of Equity Interests (other than Disqualified Stock) by the Parent Borrower;

(I) the payment of reasonable and customary regular fees to directors of the Parent Borrower or any of its Restricted Subsidiaries who are not employees of the Borrowers or any Affiliate;

(J) [reserved];

(K) time charter, bareboat charter or management agreements, leases, subleases, intellectual property licenses, rights of use or passage related to Vessels or the Real Property Interests between the Parent Borrower or any of its Restricted Subsidiaries and a Joint Venture or a Restricted Subsidiary that is not a Loan Party made on terms generally consistent with terms available in an arms-length transaction with an unrelated third party; and

(L) transactions (i) identified on Schedule 9.06(L) and (ii) any other transaction with an Affiliate that (x) is approved by the Board of Directors and (y) is substantially similar to any transaction described in Schedule 9.06(L).

Section 9.07 Burdensome Restrictions. The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Parent Borrower to do any of the following: (a)(i) pay dividends or make any other distributions to the Parent Borrower or any of its Restricted Subsidiaries on its Equity Interests or (ii) pay any Debt owed to the Parent Borrower or any of its Restricted Subsidiaries (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to pay dividends or make any other distributions on Equity Interests); (b) make loans or advances to the Parent Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Parent Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(1) the Prepetition Indebtedness,

(2) this Agreement and the Security Instruments,

(3) applicable law,

(4) any instrument governing Debt or Equity Interests of a Person acquired by the Parent Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the assets of any Person, other than the Person, or the assets of the Person, so acquired, provided, that in the case of Debt, such Debt was permitted by the terms of this Agreement to be incurred,

(5) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices,

(6) by reason of customary provisions restricting the transfer of copyrighted or patented materials consistent with industry practice,

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired,

(8) customary provisions in any agreement creating any Hedging Obligations permitted under this Agreement,

(9) [reserved],

(10) provisions with respect to the disposition or distribution of assets in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements,

(11) those contracts, agreements or understandings that will govern Permitted Investments and

(12) restrictions pursuant to the Orders and the First Day Orders.

Section 9.08 Asset Sales. The Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, other than (x) an Event of Loss or (y) any sale, lease, conveyance or other disposition of Property of any Debtor pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, permitting de minimis asset dispositions without further order of the Bankruptcy Court, so long as the proceeds thereof are applied in accordance with Section 3.04(c), if applicable.

Section 9.09 [Reserved].

Section 9.10 [Reserved].

Section 9.11 [Reserved].

Section 9.12 Additional Bankruptcy Matters. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, without the Required Lenders’ prior written consent, do any of the following:

(a) assert, join, investigate, support or prosecute any claim or cause of action against any of the Secured Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against any of the Agents or Lenders;

(b) subject to the terms of the Orders and subject to Article 7, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Agents or the Lenders with respect to the Collateral following the occurrence of an Event of Default, including without limitation a motion or petition by any Agent or Lender to lift an applicable stay of proceedings to do the foregoing (provided, that any Loan Party may contest or dispute any such motion or petition solely to the extent permitted under the terms of the Orders); or

(c) except as expressly provided or permitted hereunder (including, without limitation, to the extent authorized pursuant to any order of the Bankruptcy Court complying with the terms of this Agreement) or, with the prior consent of the Required Lenders, as provided pursuant to any other Approved Bankruptcy Court Order, make any payment or distribution to any non-Debtor affiliate or insider outside of the ordinary course of business.

Section 9.13 Use of Proceeds. No Collateral, proceeds of the Loans, any portion of the Carve Out or any other amounts may be used directly or indirectly by any of the Loan Parties, any statutory committee appointed in the Cases or any trustee or other estate representative appointed in the Cases (or any successor case) or any other person or entity (or to pay any professional fees, disbursements, costs or expenses incurred in connection therewith): (a) to seek authorization to obtain liens or security interests that are senior to, or on a parity with, the Liens securing the Indebtedness or the Liens securing the Prepetition Secured Indebtedness; or (b) to investigate (including by way of examinations or discovery proceedings), prepare, assert, join, commence, support or prosecute any action for any claim, counter-claim, action, proceeding, application, motion, objection, defense, or other contested matter seeking any order, judgment, determination or similar relief against, or adverse to the interests of, in any capacity, against the Agents, the Lenders, the Prepetition Secured Parties and each of their respective officers, directors, controlling persons, employees, agents, attorneys, affiliates, assigns, or successors of each of the foregoing, with respect to any transaction, occurrence, omission, action or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, (i) any claims or causes of action arising under chapter 5 of the Bankruptcy Code; (ii) any so-called “lender liability” claims and causes of action; (iii) any action with respect to the validity, enforceability, priority and extent of, or asserting any defense, counterclaim, or offset to, the Indebtedness, the Liens granted under the Loan Documents, the Loan Documents, the Prepetition Secured Credit Agreement or the Prepetition Secured Indebtedness; (iv) any action seeking to invalidate, modify, set aside, avoid or subordinate, in whole or in part, the Indebtedness or the Prepetition Secured Indebtedness; (v) any action seeking to modify any of the rights, remedies, priorities, privileges, protections and benefits granted to either (A) the Administrative Agent or the Lenders hereunder or under any of the Loan Documents, or (B) the Prepetition Secured Parties under any of the Prepetition Secured Credit Documents (in each case, including, without limitation, claims, proceedings or actions that might prevent, hinder or delay any of the Agents’ or the Lenders’ assertions, enforcements, realizations or remedies on or against the Collateral in accordance with the applicable Loan Documents and the Orders); or (vi) except as set forth in the applicable Order with respect to any Stay Relief Motion (as defined in such Order), objecting to, contesting, or interfering with, in any way, the Agents’ and the Lenders’ enforcement or realization upon any of the Collateral once an Event of Default has occurred; provided, however, that no more than $50,000 in the aggregate of the Collateral, proceeds from the Borrowings or any other amounts, may be used by the Creditors’ Committee (as defined in such Order) to investigate claims and/or liens of the Prepetition Secured Parties under the Prepetition Secured Credit Documents.

Section 9.14 Budget Variance Covenant. With respect to any Variance Testing Period, the Loan Parties shall not permit (in each case tested on the date on which the Parent Borrower delivers a Variance Report pursuant to Section 8.21(c)):

(a) the negative variance (as compared to the Budget) of the aggregate cash receipts of the Parent Borrower and its consolidated Restricted Subsidiaries for such Variance Testing Period to exceed (x) solely with respect to the first Variance Testing Period, 20.0% and (y) with respect to each Variance Testing Period thereafter, 15.0%;

(b) the positive variance (as compared to the Budget) of aggregate operating disbursements (excluding professional fees and expenses) made by the Parent Borrower and its consolidated Restricted Subsidiaries during such Variance Testing Period to exceed (x) solely with respect to the first Variance Testing Period, 20.0% and (y) with respect to each Variance Testing Period thereafter, 15.0%;

(c) the positive variance (as compared to the Budget) of professional fees and expenses of the Loan Party Financial Advisor paid by the Debtors during such Variance Testing Period to exceed 15.0%; and

(d) the positive variance (as compared to the Budget) of professional fees and expenses of Kirkland & Ellis LLP paid by the Debtors during such Variance Testing Period to exceed 15.0%.

The permitted variances set forth above shall be referred to herein as the “Budget Variances”.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise; and (other than a payment due on the Maturity Date) such failure is not cured within three (3) Business Days after the applicable due date.

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) any representation or warranty made or deemed made pursuant to Section 6.03 by or on behalf of the Parent Borrower, the Co-Borrower or any Guarantor in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material adverse respect when made or deemed made pursuant to Section 6.03.

(d) the Parent Borrower, the Co-Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.04 (with respect to the existence of the Borrowers), Section 8.07, Section 8.12, 8.17, 8.18, 8.19, 8.20, 8.21 (and, in the case of Section 8.21 only, such failure shall continue unremedied for a period of three (3) Business Days from the date of such failure) or 8.22 or in Article IX.

(e) the Parent Borrower, the Co-Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) written notice thereof from the Administrative Agent to the Borrowers (which notice will be given at the written request of the Required Lenders) or (ii) the chief executive officer or the chief financial officer (or a person holding a similar title) of the Parent Borrower, the Co-Borrower or any Guarantor otherwise becoming aware of such default.

(f) the Parent Borrower, the Co-Borrower or any Guarantor shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same shall become due and payable; provided, that this clause (f) shall not apply, in the case of any Debtor, to any Prepetition Indebtedness.

(g) any event or condition occurs that results in any Material Debt (other than any Prepetition Indebtedness) becoming due prior to its scheduled maturity or that enables or permits (after the giving of notice, the lapse of time or both) the holder or holders of such Material Debt (other than any Prepetition Indebtedness) or any trustee or administrative agent on its or their behalf to cause such Material Debt (other than any Prepetition Indebtedness)to become due, or to require the redemption thereof or any offer to redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrowers or any Guarantor being required to make an offer in respect thereof.

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Subsidiary of the Parent Borrower that is not a Debtor or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Subsidiary of the Parent Borrower that is not a Debtor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) Any Loan Party or any Subsidiary of the Parent Borrower shall

(i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, other than the Cases with respect to the Loan Parties that are Debtors;

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h);

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Borrower, the Co-Borrower or any Guarantor or for a substantial part of its assets;

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding;

(v) make a general assignment for the benefit of creditors; or

(vi) take any action for the purpose of effecting any of the foregoing.

(j) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Parent Borrower, the Co-Borrower or any other Debtor (which, in the case of the Debtors only, arose following the Petition Date) or any combination thereof and the same shall remain undischarged (or the Borrowers and the other Debtors shall not have provided for its discharge) for a period of sixty (60) consecutive days during which execution shall not be effectively stayed and, if stayed pending appeal, for such longer period during such appeal while providing such accruals as may be required by GAAP.

(k) any material provision of the Loan Documents, after delivery thereof, shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Parent Borrower, the Co-Borrower or any Guarantor or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby or by the Orders on any material part of the collateral purported to be covered thereby, (except to the extent permitted by the terms of this Agreement, or the Parent Borrower, the Co-Borrower or any Guarantor shall so state in writing) and such invalidity, lack of binding effect or priority is not cured within ten (10) days after the earliest to occur of (x) notice from the Administrative Agent (as directed by the Required Lenders) concerning its belief that a material provision is not valid and binding or asserting the lack of priority of a Lien, or (y) the chief executive officer or chief financial officer of the Borrowers otherwise becomes aware that any material provision is not valid and binding or that a Lien lacks the intended priority.

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, has resulted in, or could reasonably be expected to result in, liability of the Borrowers and any Guarantor in an aggregate amount that could reasonably be expected to have a Material Adverse Effect.

(m) a Change in Control shall have occurred.

(n) there occurs any of the following:

(i) the entry of an order dismissing any of the Cases or converting any of the Cases to a case under chapter 7 of the Bankruptcy Code, or any filing by any Loan Party (or any affiliate thereof) of a motion or other pleading seeking entry of such an order;

(ii) a trustee, a responsible officer or an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Bankruptcy Code section 1104 (other than a fee examiner), or any similar person is appointed or elected in the any of the Cases, any Loan Party (or any affiliate thereof) applies for, consents to, or fails to contest in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Required Lenders;

(iii) the entry of an order or the filing by any Loan Party (or any affiliate thereof) of an application, motion or other pleading seeking entry of an order staying, reversing, amending, supplementing, vacating or otherwise modifying the Interim Order, the Final Order, any Loan Documents, any document relating to the Prepetition Secured Indebtedness or any of the transactions contemplated in any of the foregoing, or any of the Borrowers or any of its Affiliates shall apply for authority to do so, without the prior written consent of the Required Lenders, or the Interim Order or Final Order shall cease to be in full force and effect;

(iv) (A) the entry of an order in any of the Cases denying or terminating use of cash collateral by the Loan Parties that are Debtors; (B) the termination of the right of any Loan Party that is a Debtor to use any cash collateral under the Interim Order or the Final Order, and in either case the Debtors have not otherwise obtained authorization to use cash collateral with the prior written consent of the Administrative Agent and the Required Lenders; or (C) any other event that terminates the Loan Parties’ right to use cash collateral;

(v) the entry of an order in any of the Cases granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed against any assets of the Debtors having an aggregate value of $1,000,000 or to permit other actions that would have a material adverse effect on the Debtors or their estates;

(vi) any of the Loan Parties or any of their Subsidiaries, or any person claiming by or through any of the Loan Parties or their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist, support or otherwise participate as an adverse party in any motion practice, suit or other proceeding against (x) the Administrative Agent or the Lenders or (y) the lenders or agents under any of the Prepetition Secured Credit Agreements;

(vii) the entry of a final non-appealable order in the Cases charging any of the Collateral under Section 506(c), Section 552 or any other section of the Bankruptcy Code against the Lenders or the Prepetition Secured Lenders or the commencement of any other action or the filing of any motion or other pleading by the Loan Parties that challenges the rights and remedies of the Agents, the Lenders or the Prepetition Secured Parties under the Loan Documents, the Prepetition Secured Credit Agreements and related documents or the Orders or that is inconsistent with the Loan Documents;

(viii) the entry of an order in any of the Cases granting, or the filing of a motion by the Loan Parties seeking, authority to use cash collateral (other than with the prior written consent of the Required Lenders) or to obtain financing under Section 364 of the Bankruptcy Code (other than the Orders);

(ix) without the written consent of the Required Lenders, the entry of an order in any of the Cases granting adequate protection to any other person (which, for the avoidance of doubt, shall not apply to any payments made pursuant to any Order or any First Day Order reasonably acceptable to the Required Lenders);

(x) termination or expiration of any exclusivity period for any Loan Party to file or solicit acceptances for an Acceptable Plan;

(xi) the making of any Prepetition Payments other than (A) as permitted by the Interim Order, the Final Order or the Restructuring Support Agreement and (B) as permitted by any Acceptable Bankruptcy Court Order and consistent with the Budget (subject to the Budget Variance), but in the case of clauses (A) and (B) in amounts not in excess of the amounts set forth for such payments in the Budget (subject to the Budget Variance);

(xii) an order of the Bankruptcy Court granting, other than in respect of this Agreement and the Carve Out, any claim entitled to superpriority administrative expense claim status in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Lenders or the Prepetition Secured Parties, or the filing by any Loan Party (or any of its affiliates) of a motion or application seeking entry of such an order;

(xiii) the failure to satisfy any of the Case Milestones in accordance with the terms relating to such Case Milestones (unless waived or extended with the consent of the Required Lenders in accordance with the terms hereof);

(xiv) other than with respect to the Carve Out and the Liens permitted to have such priority under the Loan Documents and the Orders, any Loan Party shall create or incur, or the Bankruptcy Court enters an order granting, any Lien which is pari passu with or senior to any Liens under the Loan Documents or the Liens securing the Prepetition Secured Indebtedness;

(xv) noncompliance in any material respect (including any noncompliance with any material term) by any Loan Party or any of its Subsidiaries with the terms of the Interim Order or the Final Order (provided that, to the extent such term is also reflected in this Agreement or another Loan Document, and noncompliance therewith is subject to a grace period otherwise provided for herein, such failure shall be subject to such grace period);

(xvi) any motion, supplement, amendment or other document relating to the Orders, this Agreement, the Prepetition Secured Credit Agreements or the transactions contemplated in any of the foregoing that is not in form and substance satisfactory to the Required Lenders is filed by any Loan Party or entered by the Bankruptcy Court;

(xvii) the termination of the Restructuring Support Agreement;

(xviii) the filing of a motion, pleading or proceeding by any of the Borrowers or any of their Affiliates which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in a material impairment of the rights or interests of the Lenders;

(xix) the filing of a Chapter 11 Plan that is not an Acceptable Plan;

(xx) any sale of, or the filing by any Loan Party seeking authority to sell, any Collateral pursuant to Section 363 of the Bankruptcy Code (except for sales or other dispositions expressly permitted hereunder);

(xxi) any Loan Party (or any of its affiliates) shall file a motion, without the Required Lenders’ written consent, seeking authority to sell all or substantially all of its assets in a transaction that is not approved by the Required Lenders;

(xxii) any Loan Document shall cease to be effective or shall be contested by the Borrowers or any of their Affiliates; or

(xxiii) the filing or support of any pleading by any Loan Party (or any of its Subsidiaries) seeking, or otherwise consenting to, any of the matters set forth in clauses (i) through (xxii) above or which could otherwise be reasonably expected to result in the occurrence of an Event of Default and such application is not contested in good faith by the Debtors or any other material subsidiaries and the relief requested is granted in an order that is not stayed pending appeal.

Section 10.02 Remedies.

(a) In the case of an Event of Default, at any time thereafter during the continuance of such Event of Default, but subject to the Orders, the Administrative Agent may, and at the written request of the Required Lenders (which, in the case of an Event of Default pursuant to Section 10.01(n)(xvii) resulting from termination of the Restructuring Support Agreement as a result of a default thereunder by any Lender, may not include such Lender) shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, premiums and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrowers; provided, that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Debtors, the Administrative Agent shall provide the Borrowers at least three (3) Business Days’ notice prior to the taking of such action; provided, that during such period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court solely to the extent permitted under the Orders.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent (acting at the direction of the Required Lenders) will have all other rights and remedies available under the Loan Documents or at law and equity.

(c) All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities (including legal fees and expenses) payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans;

(v) fifth, pro rata to any other Indebtedness; and

(vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrowers or as otherwise required by any Governmental Requirement.

ARTICLE XI

The Agents

Section 11.01 Appointment; Powers. Each of the Lenders hereby appoints Wilmington Trust as its Administrative Agent and the Collateral Agent (including as trustee/mortgagee under the Maritime Mortgages and Real Property Interests Mortgages). Each Lender authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and the other Loan Documents.

Section 11.02 Duties and Obligations of the Agents. The Agents shall have no duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “Administrative Agent”, “Collateral Agent” or “Agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, no Agent shall have a duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Subsidiaries that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to a responsible officer of such Agent by the Parent Borrower, the Co-Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into:

(i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document;

(ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith;

(iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document;

(iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document;

(v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or as to those conditions precedent expressly required to be to such Agent’s satisfaction;

(vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Parent Borrower and its Subsidiaries or

(vii) any failure by the Parent Borrower, the Co-Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.

For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless an Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 11.03 Action by Agents. Each Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases each Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability claims, losses, fees and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by an Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then an Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities satisfactory to it) described in this Section 11.03; provided, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the interests of the Lenders. In no event, however, shall an Agent be required to take any action which exposes such Agent to a risk of personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, no Agent shall have any obligation to perform any act in respect thereof. Each Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise such Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith including its own ordinary negligence, except for its own gross negligence or willful misconduct.

Section 11.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon, except in the case of gross negligence or willful misconduct by such Agent and each of the Borrowers, the Guarantors, and the Lenders hereby waives the right to dispute such Agent’s record of such statement absent manifest error. The Agent shall be entitled to request written instructions from the Borrower, the Guarantors, the Lenders and the other Loan Parties, and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Agent in accordance with such written direction. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with such Agent.

Section 11.05 Sub-Agents. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-Agents appointed by such Agent. Each Agent and any such sub-Agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-Agent and to the Related Parties of such Agent and any such sub-Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

Section 11.06 Resignation or Removal of Agents. Subject to the appointment and acceptance of a successor Agent, including as the case may be, the Collateral Agent, as trustee/mortgagee under the Maritime Mortgages and Real Property Interests Mortgages, as provided in this Section 11.06, each Agent may resign at any time by notifying the Lenders and the Borrowers, and such Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and at the expense of the Borrowers, appoint a successor Agent, or an Affiliate of any such Lender as approved by the Required Lenders or if no such successor shall be appointed by the retiring Agent as aforesaid, the Required Lenders shall thereafter perform all of the duties of the retiring Agent hereunder (and the retiring Agent shall be discharged from its duties and obligations hereunder) until such appointment by the Required Lenders is made and accepted. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent. The institution acting as Collateral Agent shall always also act as trustee/mortgagee under the Maritime Mortgages and Real Property Interests Mortgages.

Section 11.07 Agents as Lenders. Each Lender serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Lender and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Borrower or any of its Subsidiaries or other Affiliates as if it were not an Agent hereunder.

Section 11.08 Funds held by Agents. The Agents shall have no responsibility for interest or income on any funds held by it hereunder and any funds so held shall be held uninvested pending distribution thereof.

Section 11.09 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. No Agent shall be required to keep itself informed as to the performance or observance by the Parent Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Property or books of the Parent Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by an Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates. Each party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.10 Agents May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrowers, the Guarantors or any of their Subsidiaries, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether an Agent shall have made any demand on the Borrowers or the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file a proof-of-claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary and directed by the Required Lenders in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 12.03) allowed in such judicial proceeding;

(b) to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized and directed by each Lender to make such payments to the Agents and, in the event that the Agents shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Section 12.03.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize any Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.11 Authority of the Agents to Release Collateral, Liens and Guarantors. Each Lender hereby authorizes the Collateral Agent to release any Collateral that is permitted to be sold or released and to release any Guarantor pursuant to the terms of the Loan Documents. Each Lender hereby authorizes the Collateral Agent to execute and deliver to the Borrowers, at the Borrowers’ sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrowers in connection with any sale or other disposition of Property to the extent such sale or other disposition is authorized by the terms of the Loan Documents and complies with Section 9.14 of the Guaranty and Collateral Agreement, as evidenced in an Officer’s Certificate delivered to the Collateral Agent.

Notwithstanding the foregoing, it is understood and agreed that the Liens on any Collateral securing the Indebtedness shall not be released (x) upon a sale, transfer or other disposition of such Collateral to any Person that is, or that is required to be, in each case at the time of such sale, transfer or other disposition, a Loan Party (but disregarding the grace period provided for in Section 8.14(a)(ii)) or (y) if such Collateral is Vessel Collateral, if the transferee is a Restricted Subsidiary of the Parent Borrower; provided, however, that in connection with a Foreign Vessel Reflagging Transaction included on Schedule 8.11(b) and which otherwise is permitted under this Agreement, if the Person to whom such Collateral is being transferred grants a new Lien on such Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties that is comparable, in the good faith determination of the Required Lenders, in scope, validity and perfection to the existing Lien, then the Collateral Agent shall release such Collateral. Upon the request of the Borrowers, in connection with any transaction otherwise permitted hereunder, the Administrative Agent and/or the Collateral Agent is authorized to release Collateral that is disposed of (other than to a Person that is, or that is required to be, in each case at the time of such sale, transfer or other disposition, a Loan Party (but disregarding the grace period provided for in Section 8.14(a)(ii)) or whose owner ceases to be a Restricted Subsidiary of the Parent Borrower) and any Guarantor that ceases to be a Restricted Subsidiary of the Parent Borrower or otherwise ceases to be required to be a Guarantor under the Loan Documents.

Section 11.12 Merger, Conversion or Consolidation of Agents. Any corporation into which the Agents may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agents shall be a party, or any corporation succeeding to the corporate trust and loan agency business of the Agents, shall be the successor of the Agents hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 11.13 Loan Parties’ Advisors. Notwithstanding the provisions of this Agreement or any of the Loan Documents, none of the Loan Parties’ financial advisors or investment bankers shall have any powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE XII

Miscellaneous

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrowers (or either of them), to it at:

Hornbeck Offshore Services, Inc.

Hornbeck Offshore Services, LLC

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attention: James O. Harp, Jr., Executive Vice President and Chief Financial Officer

Email: james.harp@hornbeckoffshore.com

with a copy to:

Hornbeck Offshore Services, Inc.

Hornbeck Offshore Services, LLC

103 Northpark Blvd., Suite 300

Covington, LA 70433

Attention: Samuel A. Giberga, Executive Vice President, General Counsel and Chief Compliance Officer

Email: samuel.giberga@hornbeckoffshore.com

(ii) if to the Administrative Agent, to it at

Wilmington Trust, National Association

Suite 1290, 50 South Sixth Street

Minneapolis, MN 55402

Attention: Nikki Kroll, Assistant Vice President

Email: nkroll@wilmingtontrust.com

(iii) if to Collateral Agent, to it at:

Wilmington Trust, National Association

Suite 1290, 50 South Sixth Street

Minneapolis, MN 55402

Attention: Nikki Kroll, Assistant Vice President

Email: nkroll@wilmingtontrust.com

(iv) if to any other Lender, to it at its address (or telecopy number) set forth on its signature page hereto, as the same may be updated from time to time by written notice to the Administrative Agent and the Borrowers.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Articles II, III, IV and V unless otherwise agreed by the Administrative Agent and the applicable Lender. Notices and other communications to the Borrowers may be delivered or furnished by electronic communications; provided, that unless receipt of such electronic communication is acknowledged by the Borrowers, such communication is followed by telephonic and hard copy communication as well. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Parent Borrower, the Co-Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any other Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment or prepayment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Maturity Date without the written consent of each Lender affected thereby,

(iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v) release all or substantially all of the collateral or all or substantially all of the value of the guarantees of the Indebtedness made by the Guarantors without the written consent of each Lender, or

(vi) change any of the provisions of this Section 12.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(c) Notwithstanding anything to the contrary contained in this Section 12.02, the Administrative Agent may, with the written consent of the Borrowers and the Required Lenders only, amend, modify or supplement this Agreement or any of the other Loan Documents to correct any clerical errors or cure any ambiguity, omission, mistake, defect or inconsistency so long as such correction is not adverse to the Lenders as certified in an Officer’s Certificate.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket fees and expenses incurred by the Agents and the Lenders and their respective Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of (a) one financial advisor for the Lenders (which, as of the Effective Date, is Ducera Partners LLC) and (b) counsel for the Agents and the Lenders (limited to Davis Polk & Wardwell LLP, Blank Rome LLP, Creel, García-Cuéllar, Aiza y Enriquez, S.C., Pinheiro Neto Advogados, Porter Hedges LLP, Thompson Hine LLP, Ducera Partners LLC and special and local counsel to the Lenders in all applicable jurisdictions retained by the Administrative Agent and/or the Lenders, taken as a whole) and special counsel for each relevant specialty (which, as of the Effective Date in the case of U.S. maritime law, is Blank Rome LLP) (and, in the case of an actual conflict of interest, where the party affected by such conflict, informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person), (ii) all reasonable and documented travel, photocopy, mailing, courier, telephone and other similar expenses, in connection with the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agents and/or the Lenders as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all costs, expenses, Taxes, assessments, paralegal services, notary fees, language translation fees and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, and (iv) all out-of-pocket fees and expenses incurred by any Agent or any Lender, including the fees, charges and disbursements of any counsel for any Agent or any Lender (but limited to one primary counsel for each of (x) the Agents and their respective Affiliates, collectively and (y) the Lenders and their respective Affiliates, collectively, and in each case, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty (and, in the case of an actual conflict of interest, where the party affected by such conflict, informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected person)), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, and including, without limitation, all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans.

(b) THE BORROWERS SHALL, AND SHALL CAUSE THE OTHER LOAN PARTIES TO, JOINT AND SEVERALLY INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, FEES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE PARENT BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF ANY LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE PARENT BORROWER AND ITS SUBSIDIARIES BY THE PARENT BORROWER AND ITS SUBSIDIARIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LIABILITY RELATING TO THE PARENT BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE PARENT BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT BORROWER OR ANY SUBSIDIARY, (x) THE PAST OWNERSHIP BY THE

PARENT BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PARENT BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT BORROWER OR ANY SUBSIDIARY, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT BORROWER OR ANY SUBSIDIARY, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED, THAT ANY OF THE ABOVE INDEMNITIES (EXCEPT FOR ANY INDEMNITIES REGARDING ENVIRONMENTAL LAW) SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (X) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) ANY DISPUTE SOLELY AMONG INDEMNITEES (OTHER THAN ANY CLAIMS AGAINST AN INDEMNITEE IN ITS CAPACITY OR IN FULFILLING ITS ROLE AS AN AGENT OR ARRANGER OR ANY SIMILAR ROLE HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT AND OTHER THAN ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION OF THE PARENT BORROWER OR ANY OF ITS SUBSIDIARIES). This Section 12.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising out of any non-Tax claim.

(c) To the extent any Agent is not joint and severally reimbursed and/or indemnified by the Borrowers and/or the other Loan Parties in accordance with the provisions of this Agreement, the Lenders will reimburse and indemnify such Agent, joint and severally, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent in connection with or arising out of any act or omission of such Agent related to its duties hereunder or under any other Loan Document or the performance thereof or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender, Borrower or other Loan Party shall be liable for any of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any claim for indemnification hereunder, this Section 12.03 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(d) To the extent permitted by applicable law, no Loan Party hereto shall assert, and each Loan Party hereto hereby waives, any claim against each other, on any theory of liability, for special, indirect, consequential, incidental or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that the foregoing shall not limit the Borrower’s, the Lenders’ or the other Loan Parties’ indemnification obligations pursuant to Section 12.03(b) to the extent such damages are included in any such claim that is entitled to such indemnification.

(e) All amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand therefor. This Section 12.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 9.04, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by such Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than a Disqualified Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or the Loans at the time owing to it) pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit G (an “Assignment”) with the prior written consent of the Administrative Agent and the Borrowers (in each case, such consent not to be unreasonably withheld); provided that (x) no such consent of the Borrowers shall be required if an Event of Default under Section 10.01(a) or (b) has occurred and is continuing and (y) no such consent of the Administrative Agent or the Borrowers shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the Administrative Agent otherwise consents; provided, that simultaneous assignments to affiliated funds may be aggregated;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (provided that the foregoing shall not prohibit any assignment of Loan, separate from Commitments, or any assignment of Commitments, separate from Loans);

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500; provided, that (x) the Administrative Agent may, elect to waive or reduce such processing and recordation fee in the case of any assignment and (y) simultaneous assignments to affiliated funds shall be deemed to constitute a single assignment for purposes of the foregoing;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) notwithstanding anything to the contrary herein, no assignments shall be made to (1) a Defaulting Lender or any of its Subsidiaries or Affiliates, (2) the Parent Borrower or any of its Subsidiaries or (3) any Lender if such Lender would request reimbursement for Indemnified Taxes pursuant to Section 5.03 or cannot comply with the requirements of Section 5.03(g).

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 with respect to facts and circumstances occurring prior to the Effective Date). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c)(i).

(iv) The Administrative Agent, acting for this purpose as an administrative agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment delivered to it and a register for the recordation of the names, addresses and telecopy number of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable required tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register after meeting the requirements provided in this Section 12.04(b). The parties hereto agree and intend that the obligations under this Agreement shall be treated as being in “registered form” for the purposes of the Code (including Code Sections 163(f), 871(h)(2) and 8831(c)(2)), and the Register and Participant Register shall be maintained in accordance with such intention.

(c) (i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more Lenders or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 5.01, 5.02 and 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided, such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.02 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent or to extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 5.03 unless such Participant agrees to comply with Section 5.03(g) as though it were a Lender (it being understood that the documentation shall be delivered to the participating Lender).

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided, that such Participant agrees to be subject to Section 4.01 as though it were a Lender.

(f) Notwithstanding anything in this Agreement to the contrary, in no event shall any Lender or Participant assign any portion of or sell any participations in its rights and obligations under this Agreement to any Disqualified Lender. This prohibition shall be included in any documentation effecting an assignment of any interest herein or in any Loans and any attempted assignment in violation of this provision shall be void ab initio.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.05, 5.01, 5.02, 5.03 and 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the resignation or removal of any Agent, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Indebtedness or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any Debtor Relief Law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrowers shall take such action as may be reasonably requested by the Administrative Agent (as directed by the Required Lenders) to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness; Orders Control.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement and signature pages for all purposes.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the Lenders constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

(c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

(d) To the extent that any specific provision hereof is inconsistent with any of the Orders, the Interim Order or Final Order (as applicable) shall control.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. Subject to the Orders and the proviso to Section 10.02(a), if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT OR (II) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH LEGAL ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR ADMINISTRATIVE AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (iii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed.

(a) to its and its Affiliates’ directors, officers, employees and Administrative Agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b) to the extent requested by any regulatory authority,

(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,

(d) to any other party to this Agreement or any other Loan Document,

(e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Obligation relating to the Parent Borrower or the Co-Borrower, as applicable, and its obligations,

(g) with the consent of the Borrowers or

(h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers.

For the purposes of this Section 12.11, “Information” means all information received from the Parent Borrower or any Subsidiary relating to the Borrowers or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent Borrower or a Subsidiary; provided, that in the case of information received from the Parent Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the

Borrowers); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrowers). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans hereunder are solely for the benefit of the Borrowers, the Guarantors and, unless expressly stated or referred to herein, no other Person (including, without limitation, any Subsidiary of the Borrowers, any Subsidiary of the Guarantors, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent or any Lender for any reason whatsoever. There are no third party beneficiaries other than the Guarantors or as otherwise expressly stated or referred to herein.

Section 12.14 Electronic Communications.

(a) The Borrowers hereby agree that, unless otherwise requested by the Administrative Agent, each will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the

“Communications”) by transmitting the Communications in an electronic/soft medium (provided, such Communications contain any required signatures) in a format acceptable to the Administrative Agent, to such e-mail address designated by the Administrative Agent from time to time. Each of the Agents and the Lenders hereby agrees that, unless otherwise requested by the Borrowers, to the extent such Agent or Lender delivers or furnishes any communication hereunder to the Loan Parties by electronic communications, unless receipt of such electronic communication is acknowledged by the Borrowers, such Agent or Lender will provide such notice or communication by telephone and hard copy communication as well.

(b) Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”). Nothing in this Section 12.14 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in the Loan Documents.

(c) The Parent Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Parent Borrower hereby agrees that (i) Communications that may not be made available to Public Lenders shall be clearly and conspicuously marked “PRIVATE” which, at a minimum, shall mean that the word “PRIVATE” shall appear prominently on the first page thereof, (ii) by not marking Communications “PRIVATE,” the Parent Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent Borrower or its securities for purposes of United States federal and state securities laws, (iii) all Communications not marked “PRIVATE” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

(d) Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e) Each party hereto agrees that any electronic communication referred to in this Section 12.14 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Administrative Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Administrative Agent; provided, that if such communication is not so received by the Administrative Agent during the normal business hours of the Administrative Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent.

(f) Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Administrative Agents, their affiliates nor any of their respective officers, directors, employees, Administrative Agents, advisors or representatives (collectively, the “Administrative Agent Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Administrative Agent Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Administrative Agent Party in connection with any Communications or the Platform.

Section 12.15 USA Patriot Act Notice. Each Lender and the Administrative Agent hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of each of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the USA PATRIOT Act. The Borrowers hereby each agree that it will provide each Lender and the Administrative Agent with such information as they may request in order to satisfy the requirement of the USA PATRIOT Act.

Section 12.16 Acknowledgement and Consent to Bail-In Action. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties hereto, each party hereto acknowledges and accepts any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution;

(b) the effects of any Bail-In Action in relation to any such liability, including, if applicable (i) a reduction, in full or in part, or cancellation of any such liability; (ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; and (iii) a variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.17 [Reserved].

Section 12.18 Force Majeure. In no event shall the Agents be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, pandemics, public emergencies, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Agents shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.19 Joint and Several Liability; Etc.

(a) The Borrowers shall have joint and several liability in respect of all Indebtedness hereunder without regard to any defense (other than the defense of payment), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and such Indebtedness of the Borrowers shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Indebtedness or against any Collateral or guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Borrowing Request) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other Loan Document or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

(b) Without in any way affecting or limiting Section 12.19(a), (x) the Co-Borrower hereby agrees that all actions required or permitted to be taken hereunder by the Borrowers may be taken by the Parent Borrower on behalf of the Co-Borrower, and any such action so taken by the Parent Borrower shall be binding on the Co-Borrower and (y) the Parent Borrower hereby agrees that all actions required or permitted to be taken hereunder by the Borrowers may be taken by the Co-Borrower on behalf of the Parent Borrower, and any such action so taken by the Co-Borrower shall be binding on the Parent Borrower.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Superpriority Debtor-In-Possession Term Loan Agreement to be duly executed as of the day and year first above written.

PARENT BORROWER:	HORNBECK OFFSHORE SERVICES, INC.

	By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and
Chief Financial Officer

CO-BORROWER:	HORNBECK OFFSHORE SERVICES, LLC

	By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and
Chief Financial Officer

Signature Page – Superpriority Debtor-In-Possession Term Loan Agreement

Hornbeck Offshore Services, Inc.

ADMINISTRATIVE AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION

	By:	/s/ Nicole Kroll
Name: Nicole Kroll
Title: Assistant Vice President

Signature Page – Superpriority Debtor-In-Possession Term Loan Agreement

Hornbeck Offshore Services, Inc.

COLLATERAL AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION

	By:	/s/ Nicole Kroll
Name: Nicole Kroll
Title: Assistant Vice President

Signature Page – Superpriority Debtor-In-Possession Term Loan Agreement

Hornbeck Offshore Services, Inc.